Exhibit 2.1

Execution Version

Purchase and Assumption Agreement

by and among

ESL Federal Credit Union,

Generations Bank,

and

Generations Bancorp NY, Inc.

(Solely for Purposes of the Sections Identified Herein)

September 23, 2024

i

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement [omitted]
Exhibit B	Form of Bargain and Sale Deed [omitted]
Exhibit C	Form of Bill of Sale and Assignment[omitted]

Exhibit D	Form of Retirement Account Transfer Agreement [omitted]
Exhibit E	Form of Limited Power of Attorney [omitted]
Exhibit F	Form of Non-Solicitation Agreement [omitted]
Exhibit G	Form of Voting Agreement [omitted]

v

Purchase And Assumption Agreement

This Purchase and Assumption Agreement (“Agreement”) is made and entered into as of this 23rd day of September, 2024 (the “Effective Date”), by and among Generations Bank (“Seller”), a federal savings bank having its main office in Seneca Falls, New York, Generations Bancorp NY, Inc., a Maryland corporation and sole shareholder of Seller (“Holding Company”), and ESL Federal Credit Union, a federally chartered credit union having its chief executive office in Rochester, New York (“Buyer”). Holding Company, Seller and Buyer are each a “Party” and collectively the “Parties”. Holding Company is a signatory to the Agreement solely for the purpose of providing the covenants and other agreements, as specifically identified within such sections set forth in Article V, Article VII, Article X, Article XI and Article XII.

RECITALS

WHEREAS, the board of directors of Seller has declared it advisable and in the best interest of Seller and its sole shareholder, Holding Company, to sell substantially all of Seller’s assets and liabilities;

WHEREAS, the board of directors of Holding Company has declared it advisable and in the best interest of Holding Company and its shareholders for Seller to sell substantially all of its assets and transfer substantially all of its liabilities to Buyer;

WHEREAS, applicable state and/or federal regulations allow Seller to liquidate and dissolve after transferring substantially all of its assets and liabilities to Buyer;

WHEREAS, Buyer desires to acquire substantially all of the assets and assume substantially all of the liabilities of Seller;

WHEREAS, following the consummation of the transactions contemplated by this Agreement, and subject to satisfaction of or other provision for all of its debts and other obligations, Seller will (i) wind up its business and surrender its banking charter, (ii) distribute its assets and assign its liabilities to Holding Company, and (iii) liquidate and dissolve; and

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the Holding Company directors and the executive officers of Seller who own shares of stock of Holding Company has entered into one or more Voting Agreements (each a “Voting Agreement” and collectively the “Voting Agreements”), substantially in the form of Exhibit G hereto, dated as of the date hereof, with Buyer, pursuant to which each such director and executive officer agreed, among other things, to vote all shares of common stock of Holding Company owned or controlled by such Person in favor of the approval of this Agreement and the Transactions, upon the terms and subject to the conditions set forth in the Voting Agreement.

NOW THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained, the parties, intending to be bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.01 Definitions. In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms have the definitions indicated:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable to the Holding Company and Seller than those contained in the Confidentiality Agreement; provided, that an Acceptable Confidentiality Agreement shall not (a) prevent the Holding Company, Seller, their Affiliates or any of their Representatives from complying with any of the provisions of this Agreement or restrict in any manner the Holding Company’s and/or Seller’s ability to consummate the Transactions prior to the valid termination of this Agreement, (b) adversely affect the rights of Holding Company, Seller and their Affiliates thereunder upon compliance by the Holding Company and Seller with the provisions of this Agreement, (c) include any provision calling for an exclusive right to negotiate with the Holding Company or Seller prior to the valid termination of this Agreement, or (d) require the Holding Company or Seller to pay or reimburse the counterparty’s fees, costs or expenses.

“Account Loans” are those savings account loans and NOW accounts, checking and other transaction account lines of credit associated with Deposits which consist of (i) all account loans secured solely by Deposits, if any, and (ii) any overdraft, checking balances or checking account line of credit loan balances, if any.

“Accounting Standards” means GAAP as modified by applicable regulatory accounting principles (to the extent required in the preparation of the audited consolidated financial statements of Holding Company or Seller, as applicable), and CECL for estimating allowances for credit losses and, in all cases, applied consistent with past practices.

“Accounts Receivable” means all accounts receivable of Seller as of the close of business on the Closing Date.

“Accrued Interest” on any Loans and Liquid Assets means interest that is accrued, whether or not credited, through the close of business on the Closing Date, and on Deposits, FHLB advances, Federal Reserve Bank borrowings and other borrowings of Seller (if any) means interest that is accrued, whether or not posted, through the close of business on the Closing Date.

“ACH” has the meaning assigned in Section 11.02.

“ACH Items” means automated clearing house debits and credits including social security payments, federal recurring payments, and other payments debited and/or credited to or from Deposit accounts pursuant to arrangements between the owner of the account and third party initiating the credits or debits.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange, tender or exchange offer or other business combination transaction directly or indirectly involving the Holding Company or Seller; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Holding Company or Seller (other than pursuant to previously issued stock options in the Ordinary Course of Business); (iii) the sale, lease, exchange, license or other disposition of any material portion of the Holding Company’s or Seller’s properties or assets; or (iv) the management or oversight of any material portion of the business of the Seller.

“Affiliate” or “Affiliates” of a party means (as the context requires) any Person, directly or indirectly controlling, controlled by, or under common control with that party. For the purposes of the definition of Affiliate, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such Person; (ii) control, in any manner, over the election of a majority of the directors, trustees, general partners or managing members (or individuals exercising similar functions) of such Person; or (iii) the ability to exercise a controlling influence over the management or policies of such Person.

“Agreement” has the meaning assigned in the Preamble.

“Allowance” means the specific and general reserves applicable to the Loans as determined by Seller in accordance with the Accounting Standards. Any specific Allowance as of June 30, 2024, with respect to any Loan or category of Loans, is set forth on the Allowance for Loan and Lease Summary set forth in Section 1.01(a) of the Disclosure Schedule.

“ALTA” means the American Land Title Association.

“Assets” means all assets of Seller including tangible and Intangible Assets, the Liquid Assets, Intellectual Property, Seller Real Estate, Leasehold Interests, OREO, Fixed Assets, the Loans, the Loan Documents, the Accounts Receivable, the Contracts, Cash on Hand, the Records, the Safe Deposit Boxes, the Bank Accounts, the Prepaid Expenses, the Other Assets, the Routing, Telephone Numbers and Email Addresses, supplies, inventory, and repossessed collateral, but specifically excluding the Excluded Assets. Notwithstanding the foregoing, in no event will “Assets” be deemed to include any assets solely owned by Holding Company.

“Assignment and Assumption Agreement” has the meaning assigned in Section 2.02(a).

“Assumed Liabilities” has the meaning assigned in Section 2.02.

“Auto Receivable” means a Loan or installment sale contract arising from the purchase of, and secured by, an automobile, light-duty vehicle, all-terrain vehicle, boat, or motorcycle.

“Bank Accounts” means all of Seller’s demand deposit accounts including those for payroll and cashier’s checks, but excluding the Seller Designated Bank Account.

“Bargain and Sale Deed” has the meaning assigned in Section 3.01.

“Bill of Sale and Assignment” has the meaning assigned in Section 3.02.

“BOLI” means Bank Owned Life Insurance.

“Business Data” means all business information and data pertaining to the Seller’s business and/or operations (whether in electronic or any other form or medium), including non-public and confidential information, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by, or otherwise in the custody or control of, the Seller.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a federal holiday generally recognized by New York commercial banks.

“Business Loan” means a term or revolving Loan to a commercial enterprise secured by personal property, real property, accounts receivable, or a mixture of real and personal property, or unsecured term or revolving Loan to a commercial enterprise, including any Loan made in connection with the Small Business Administration’s loan guaranty program.

“Buyer” has the meaning assigned in the Preamble.

“Buyer Fee” has the meaning assigned in Section 10.03.

“Buyer Schedule” has the meaning assigned in the first paragraph of Article VI.

“Buyer Stay Bonus Agreements” has the meaning assigned in Section 8.01(e).

“Buyer Stay Bonuses” has the meaning assigned in Section 8.01(e).

“Buyer’s Employee Benefit Plans” has the meaning assigned in Section 8.01(f).

“Calculated Equity” means the total consolidated equity capital of Seller estimated as of the last day of the month immediately preceding the Closing Date, calculated in accordance with Accounting Standards and in accordance with applicatory regulatory requirements. For the sake of clarity and avoidance of doubt, Calculated Equity is intended to equal such amount as would be reported as the “Total equity capital” on line 28 of Schedule RC – Balance Sheet of Seller’s Call Reports (based on the current form of FFIEC Form 051) as of the last day of the month preceding the Closing Date.

“Call Reports” has the meaning assigned in Section 5.03.

“Cash on Hand” means all petty cash, vault cash, ATM cash and teller cash located at any branch of the Seller, in an ATM controlled by Seller, or otherwise in transit to or from a branch of the Seller.

“Cash Purchase Price” means Twenty-Six Million Two Hundred Thousand and 00/100 Dollars ($26,200,000.00).

“Cause” means any of the following: (a) an employee’s refusal or inability to substantially perform the employee’s material duties or carry out the lawful instructions of Buyer (other than as a result of total or partial incapacity due to physical or mental illness); (b) the finding of an employee’s fraud or embezzlement of Buyer’s property; (c) an employee’s dishonesty in the performance of his or her duties resulting in significant harm to Buyer; (d) an employee’s conviction of a felony or any lesser offense involving moral turpitude under the laws of the United States or any state thereof or, where applicable, any equivalent offence (including a crime subject to a custodial sentence of one year or more) under the laws of the applicable jurisdiction; or (e) an employee’s misconduct in connection with the employee’s duties to Buyer which could reasonably be expected to be injurious to Buyer.

“CECL” means Current Expected Credit Losses Accounting Methodology.

“Charter Documents” has the meaning assigned in Section 5.01(d).

“Claim” means any audit, charge, claim, complaint, allegation, assertion, demand, arbitration, lawsuit, inquiry, audit, proceeding, litigation, hearing, or investigation of any name or nature, whether at law or in equity, whether civil, criminal, administrative, regulatory, or otherwise, by or before any Governmental Authority.

“Closing” and “Closing Date” have the meanings assigned to them in Section 4.01.

“Closing Balance Sheet” has the meaning assigned in Section 2.04(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Account” means any account domiciled at one of Seller’s offices through which Seller accepts payments or deposits for credit or deposit to another account domiciled at a different office of Seller.

“Commercial Mortgage Loan” means a Loan secured by a Mortgage on real property used for commercial purposes, including five- or greater unit residential real property.

“Commercially Available Software” has the meaning assigned in Section 5.16(e).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated April 11, 2024, by and between Buyer and Holding Company.

“Construction Loan” means a Loan, the proceeds of which are intended to be used substantially to finance the construction of improvements on real property.

“Contracts” means the service and maintenance agreements, leases of personal and real property, and any other agreements, licenses and permits to which Seller is a party (including without limitation, contracts for data processing services and other information technology services and contracts relating to the Safe Deposit Boxes); provided, however, that, for purposes of clarification only, such contracts shall not include the Excluded Contracts. All Excluded Contracts shall be retained by Seller and Buyer assumes no responsibility or Liability with respect thereto.

“Core Deposits” means the sum of the following items in Schedule RC-E in FFIEC 051 Call Report (or such successor items as may be reflected on updates to such report form) (i) Deposit or Deposits of Persons classified in Transaction Accounts (item 1, column A, RCONB549); and (ii) certificates of deposit (CDs) (Memorandum items M.2.b. RCON6648 and M.2.c. RCONJ473), money market Deposits and other savings Deposits (Memorandum items M.2.a.1, RCON 6810 and M.2.a.2, RCON 0352), that are, in each case, not (i) brokered accounts (i.e. Deposits accepted through a “deposit broker” as defined in Section 29 of the Federal Deposit Insurance Act, as amended (“FDIA”)), (ii) institutional funds or (iii) public funds (i.e. Deposits associated with a public body, including but not limited to any municipal, county, state or federal government).

“Core Deposits Amount” means the thirty (30) day average of the Core Deposits of Seller calculated using a consecutive thirty (30) day period.

“Core Deposits Basis” means the Core Deposits of Seller set forth on Section 5.15(b) of the Disclosure Schedule.

“Core Deposits Outflow” means an amount, which shall not be less than zero, calculated by subtracting the Core Deposits Amount from the Core Deposits Basis.

“Core Deposits Outflow Overage” means an amount, which shall not be less than zero, calculated by subtracting (a) the product of the amount of the Core Deposits Basis and Core Deposits Outflow Threshold 1 from (b) the Core Deposits Outflow, calculated using the Core Deposits Amount of Seller as of five (5) days prior to the Closing Date.

“Core Deposits Outflow Percentage” means the Core Deposits Outflow, calculated as a percentage of the Core Deposit Basis.

“Core Deposits Outflow Reduction” means an amount equal to Four and One-Half Percent (4.50%) of the Core Deposits Outflow Overage.

“Core Deposits Outflow Threshold 1” means an amount equal to Ten Percent (10%).

“Covered Parties” means, the Seller’s and Holding Company’s current directors and officers (but only to the extent that such persons are covered by the Seller or Holding Company’s existing directors and officers liability insurance policy).

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease 2019 or COVID-19 (and all variants thereof).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”).

“Data Security Requirements” has the meaning assigned in Section 5.32(a).

“Deposit” or “Deposits” means a deposit or deposits as defined in Section 3(l)(1) of the FDIA, 12 U.S.C. Section 1813(l)(1), including without limitation the aggregate balances of all savings accounts with positive balances, accounts accessible by negotiable orders of withdrawal (“NOW” accounts), other demand instruments, Retirement Accounts, and all other accounts and deposits, together with Accrued Interest thereon, if any.

“Disclosure Schedule” has the meaning assigned in Article V.

“Disclosure Schedule Monthly Updates” has the meaning assigned in Section 7.15.

“Disclosure Schedule Updates” has the meaning assigned in Section 7.15.

“Effective Date” has the meaning assigned in the Preamble.

“Effective Time” has the meaning assigned in Section 4.01.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program, whether or not subject to ERISA, and any other plans, programs, policies, agreements or arrangements that provide compensation or benefits to any present or former employee, officer, director, or partner (or any dependent or beneficiary thereof) of Seller, and (i) that is sponsored or maintained by Seller, (ii) to which Seller is a party, or (iii) with respect to which Seller has any Liability, including, without limitation, any bonus, incentive, deferred compensation, pension, profit-sharing, retirement, vacation, equity or equity-based, severance, termination, employment, change of control, retention, health, retiree health or welfare, life disability accident or other insurance, or other fringe benefit plan, program, policy, agreement or arrangement.

“Employee Pension Benefit Plan” means as defined in ERISA Section 3(2).

“Employee Welfare Benefit Plan” means as defined in ERISA Section 3(1).

“Encumbrances” means all mortgages, claims, charges, liens, encumbrances, easements, restrictions, options, pledges, calls, commitments, security interests, conditional sales agreements, title retention agreements, leases, and other restrictions of any kind whatsoever.

“Environmental Laws” has the meaning assigned in Section 5.20.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESOP” means the Generations Bank Employee Stock Ownership Plan.

“Excluded Assets” has the meaning assigned in Section 2.01(b).

“Excluded Contracts” are (1) any Employee Benefit Plan and any Contracts relating thereto (2) the BOLI and any Contracts relating thereto, (3) the Split Dollar Arrangements and any Contracts relating thereto, (4) any employment or change in control agreements to which the Seller is a party, including deferred compensation or supplemental retirement agreements to which Seller is a party, (5) without limitation of the exclusion set forth in (1), the ESOP and any Contracts relating thereto; (6) the Excluded Seller Leases identified in Section 9.02(f) of the Disclosure Schedule; and (7) the Contracts set forth on Section 1.01(b) of the Disclosure Schedule.

“Excluded D&O Claims” has the meaning assigned in Section 8.05 of the Disclosure Schedule.

“Excluded Deposit Accounts” (i) Municipal Deposits; (ii) any certificate of deposit established pursuant to Certificate of Deposit Account Registry Service (CDARS); and (iii) the Deposits listed on Section 1.01(c) of the Disclosure Schedule.

“Excluded Liabilities” has the meaning assigned in Section 2.03.

“Excluded Liquid Assets” means Liquid Assets not assigned to the Buyer pursuant to Section 3.04 in the amount of the Calculated Equity.

“Excluded Real Estate” means the following properties: (1) 76 Fall Street, Seneca Falls, New York (tax parcel no. 11-2-25) and (2) 10 Osborne Street, Auburn, New York (tax parcel no. 104.14-5-46).

“Excluded Seller Leases” has the meaning assigned in Section 9.02(f).

“Excluded Transaction Expenses” means (i) all of the out-of-pocket fees and expenses incurred by Seller and Holding Company in connection with the negotiation, documentation, preparation, investigation, delivery and performance of this Agreement, the Transaction Documents and consummation of the Transactions and any due diligence related thereto, including all out-of-pocket fees, expenses, disbursements and other similar amounts owed to attorneys, financial advisors, advisors, accountants or service providers (including any brokers’ fees); (ii) any and all Liability for change of control, termination, stay bonuses, retention bonuses, transaction bonuses, phantom equity or similar payments due by Seller to any person under any plan, agreement or arrangement of Seller, which obligation, in each case, is triggered or becomes payable or due as a result of the consummation of any of the Transactions or a termination of service in connection with or following a “change in control” of Seller, including all payroll and other Taxes that are payable by Seller in connection with the payment of such Liability; (iii) the costs and expenses incurred or to be paid by Seller in connection with the transfer or conveyance of the Assets to Buyer, including Taxes, governmental charges and assessments; (iv) the costs and expenses incurred by Seller and Holding Company in connection with the regulatory and shareholder approval processes related to the Transactions; (v) the trailing Liabilities and obligations including termination fees associated with any Contracts or secondary market relationships terminated (or which a notice of termination is sent by Seller prior to the Closing Date) on or prior to the Closing Date; (vi) Seller’s and the Holding Company’s share of any fees and expenses of the Independent Accounting Firm under Section 2.04(d)(iii); and (vii) all Liabilities under the BOLI and Split Dollar Arrangements.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Bank” means the Federal Reserve Bank of New York.

“FFIEC” means the Federal Financial Institutions Examination Council.

“FFP” means Friends of First Pres, LLC., a New York limited liability company, of which the Seller owns a 99% membership interest.

“FHLB” means the Federal Home Loan Bank of New York.

“FHLMC” has the meaning assigned in Section 5.08(r).

“FISERV Termination Fees” means the anticipated amount of any termination fees to be paid to FISERV by Buyer associated with the early termination by Buyer of an Assumed Contract with FISERV, such amount to be agreed upon by the parties at least 10 Business Days prior to the Closing Date, as set forth in Section 2.04(c)(1) of the Disclosure Schedule.

“Fixed Assets” means all furniture, equipment, PCs, servers, phone systems, computer wiring, trade fixtures, ATMs, office supplies, sales material, Deposit account forms, Loan forms and all other forms and similar items used in connection with the Seller’s business, and all other tangible personal property owned or leased by Seller, located in or upon the Seller Real Estate or Leasehold Interests, or used in the Seller’s business.

“FNMA” has the meaning assigned in Section 5.08(r).

“Former Seller Employees” has the meaning assigned in Section 8.01(f).

“FRB” means the Board of Governors of the Federal Reserve System.

“Fundamental Representations” means the representations and warranties in Section 5.01, Section 5.02, Section 5.05(a), Section 5.06 (but solely the first two (2) sentences of Section 5.06), Section 5.25, and Section 5.31.

“Funded Liquidation Accounts” has the meaning assigned in Section 7.26.

“GAAP” means generally accepted accounting principles.

“GCB” means Generations Commercial Bank, a New York State-chartered limited purpose bank, and a wholly-owned subsidiary of Seller.

“General Exceptions” has the meaning assigned in Section 5.01(a).

“GIA” means Generations Insurance Agency, Inc., a New York corporation and wholly-owned subsidiary of Seller.

“Governmental Authority” means the Regulators, any court, any arbitrator, arbitration panel (public or private), and any other administrative agency or commission or any federal, state or local governmental authority (or political subdivision thereof) or instrumentality or agency or instrumentality of such governmental authority or political subdivision, or any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority.

“Hazardous Materials” means (A) pollutants, contaminants, pesticides, petroleum or petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous, or toxic wastes, substances, chemicals or materials, and all other wastes, substances, chemicals or materials which are considered to be hazardous or toxic, or which are otherwise regulated, under any Environmental Law, including any “hazardous substance” as defined in or under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Sec. 9601, et seq., as amended and reauthorized, and any “hazardous waste” as defined in or under the Resource Conservation and Recovery Act, 42 U.S.C., Sec. 6902, et seq., and all amendments thereto and reauthorizations thereof, and (B) any other pollutants, contaminants, hazardous, dangerous or toxic chemicals, materials, wastes or other substances, including any industrial process or pollution control waste or asbestos, which pose a risk to the health and safety of any person.

“Holding Company” has the meaning assigned in the Preamble.

“Holding Company Acquisition Agreement” has the meaning assigned in Section 7.24(d)(1).

“Holding Company Adverse Recommendation Change” has the meaning assigned in Section 7.24(d)(1).

“Holding Company Board Recommendation” has the meaning assigned in Section 5.01(b).

“Holding Company Financial Statements” has the meaning assigned in Section 5.03(a).

“Home Equity Loan” means a closed-end or revolving Residential Mortgage Loan secured by a Mortgage with a junior priority on the applicable Mortgaged Property.

“Independent Accounting Firm” has the meaning assigned in Section 2.04(c)(3).

“Insurance Policies” means all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Holding Company or the Seller and relating to their assets, business, operations, employees, officers and directors. For purposes of this Agreement, “Insurance Policies” do not include any policies that provide benefits under an Employee Benefit Plan.

“Intangible Assets” shall mean goodwill and any other intangible assets.

“Intellectual Property” means any and all of the following that are owned or licensed by Seller or Holding Company or used in connection with their businesses (a) registered and unregistered trademarks, trade names, service marks, logos, corporate names, fictitious names, trade dress, logos, slogans, and other indicia of origin, together with all translations, adaptations, derivations, combinations and renewals thereof, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (b) domain names, websites, social medial accounts (including login credentials and the content therein) or user names (including “handles”), rights in telephone numbers, computer software and firmware (including source code, executable code, data, databases, protocols, specifications, application programming interfaces, user interfaces and related documentation); (c) patents and patent applications, (d) registered and unregistered copyrights and moral rights; (e) trade secrets and confidential business information; (f) forms, documentation, manuals and marketing materials; (g) and other proprietary and intellectual property rights, rights; (h) copies and tangible embodiments of any of the foregoing (in whatever form or medium); (i) the exclusive right to display, reproduce, and create derivative works based on any of the foregoing; and (j) income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“IRA” means an Individual Retirement Account.

“IRS” means the Internal Revenue Service.

“IT Assets” means Seller’s software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment, whether cloud-based, remote, or on premises, all associated documentation, and all other information technology equipment, facilities or systems used by or for the Seller.

“Knowledge” with respect to either party means to the Knowledge of the party’s executive officers set forth on Section 1.01(d) of the Disclosure Schedule. An individual identified on Section 1.01(d) of the Disclosure Schedule will be deemed to have “Knowledge” of a particular fact or matter if: (A) such individual is actually aware of such fact or matter; or (B) a prudent individual in such capacity could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonable inquiry under the circumstances concerning the existence of such fact or matter.

“Law” means any applicable federal, state, or local statute, law, rule, regulation, ordinance, code, interpretation, order, judgment, injunction, directive, policy, guidance, ruling, approval, permit, requirement or rule of law (including common law) enacted, issued, promulgated, enforced or entered by any Governmental Authority, as well as any common law.

“Leasehold Interests” has the meaning assigned in Section 3.01.

“Liability” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Liquid Assets” means all bonds and other investment securities (including FHLB stock) owned by Seller, together with Accrued Interest thereon, if any, and including any amounts due to or from brokers or custodians. A list of such bonds and investment securities owned as of July 31, 2024 (including the book value and market value thereof), is set forth in Section 5.14 of the Disclosure Schedule.

“Liquidation Account Participants” has the meaning set forth in the definition of Liquidation Accounts.

“Liquidation Account Value” has the meaning set forth in Section 7.26.

“Liquidation Accounts” means the inchoate interest of certain of Seller’s depositors who were members of Seller’s mutual holding company prior to its conversion to stock form (“Liquidation Account Participants”) to receive distributions upon the liquidation of Seller pursuant to applicable Law.

“Loan” and “Loans” means all the loans owned by Seller, each of which is either an Account Loan, a Business Loan, a Construction Loan, a Residential Mortgage Loan, a Home Equity Loan, a Commercial Mortgage Loan, an Auto Receivable, or an Unsecured Loan, net of the Allowance maintained by Seller with respect to the Loans, any deferred fees or costs with respect to the Loans, including any unposted or in transit loan credits or debits, and all retained rights of Seller to service previously originated and sold Loans, including any Loans that have been charged off in full against the Allowance prior to the Closing Date. For purposes of this Agreement, Loans shall include any loans in which Seller has sold a participation interest to another third party, as well as participation interests owned by Seller in connection with loans originated by another lender.

“Loan Debtor” and “Loan Debtors” means an obligor or guarantor, including a third party pledgor, with respect to the Loan Documents relating to a Loan.

“Loan Documents” means, with respect to each Loan, the constituent documents relating thereto, including the loan application, appraisal report, title insurance policy, promissory note, mortgage, deed of trust, loan agreement, loan participation agreement, security agreement, guarantee, if any, and workout or forbearance agreement, and other information contained in the Loan file.

“Material Adverse Effect” means any change, event, occurrence, fact, condition or effect, including pending or anticipated litigation, that is, or would reasonably be expected to become, with or without the lapse of time, both material and adverse to (x) the financial condition, results of operation, assets or business of Seller or Holding Company taken as a whole, on the one hand, or Buyer, on the other hand, as applicable, or (y) the ability of Seller, Holding Company or Buyer, as applicable, to perform its respective obligations under this Agreement or any Transaction Document or to consummate the Transactions on a timely basis, other than (i) the effects of any change attributable to or resulting from changes in political, economic or market conditions, Laws, or accounting guidelines applicable to depository institutions generally or in general levels of interest rates, (ii) changes or proposed changes after the date hereof in applicable Law, (iii) any outbreak, escalation or worsening of hostilities, declared or undeclared acts of war, sabotage, military action or terrorism, (iv) changes or proposed changes after the date hereof in Accounting Standards or authoritative interpretation thereof, (v) Seller employee departures after announcement of this Agreement or failure of Seller employees to accept employment with Buyer, (vi) the issuance or compliance with any directive or order of any Regulator, (vii) the impact of any epidemics, pandemics, disease outbreaks or other public health emergencies including, without limitation, COVID 19 or COVID 19 Measures, and (viii) actions expressly required to be taken by Seller or Buyer, as applicable, pursuant to this Agreement or any action taken (or not taken) by Seller with Buyer’s consent; provided further, however, that (1) any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Seller or Holding Company, taken as a whole, or the Buyer compared to other participants in the industries in which such Parties conduct their businesses and (2) any event, occurrence, fact, condition or change referred to in clauses (i) immediately above shall be taken into account in determining whether a Material Adverse Effect under (y) has occurred or would reasonably be expected to occur.

“Material Contracts” are contracts, that are not Excluded Contracts, and have a remaining term of more than twelve (12) months as of the Effective Date (and cannot be terminated with 60 days’ notice or less without Liability) and will require payment by Seller of more than Twenty Thousand Dollars ($20,000) in a twelve (12) month period, or are for a lease of real property. A list of Material Contracts is set forth on Section 5.16 of the Disclosure Schedule.

“Mortgage” means a mortgage or deed of trust encumbering real property and, if applicable, fixtures and securing the obligations of a Loan Debtor with respect to a Loan.

“Mortgaged Property” means real property encumbered by a Mortgage.

“Multiemployer Plan” means as defined in ERISA Section 3(37).

“Municipal Deposits” means deposits originated by or on behalf of municipal depositors.

“NCUA” means the National Credit Union Administration.

“Non-Compliant Loans” means Loans that the Buyer is incapable to service pursuant to applicable law or regulation set forth on Section 5.07(j) of the Disclosure Schedule.

“Non-Solicitation Agreements” has the meaning assigned in Section 9.02(d)(15).

“Notice of Dispute” has the meaning assigned in Section 2.04(c)(2).

“OCC” means the Office of the Comptroller of the Currency.

“OCC Agreement” means the agreement between the Seller and the OCC, dated July 19, 2024

“Order” means any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Authority, whether temporary, preliminary, or permanent.

“Ordinary Course of Business” shall include any action taken by a Person if such action is consistent with the past practices of such Person and is similar in nature, frequency and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person and that are not inconsistent in any material respect with actions taken by similarly situated companies operating the same or similar businesses of such Person.

“OREO” means other real estate owned, as such real estate is classified on the books of Seller, as identified in Section 1.01(f) of the Disclosure Schedule (which shall be updated as of the Closing Date prior to Closing).

“Other Assets” means all assets of Seller at the close of business on the Closing Date not otherwise enumerated herein other than the Excluded Assets.

“Other Liabilities” means, except for the Excluded Liabilities, all Liabilities of Seller including but not limited to trailing Liabilities associated with any Contracts that are not Excluded Contracts.

“Party” and “Parties” have the meanings assigned to them in the Preamble.

“Permitted Encumbrances” means (i) with respect to real estate, liens for Taxes that are not yet due and payable, and easements, rights-of-way for utility companies and other restrictions that are immaterial and do not adversely affect the use of such real estate and the rights of lessors and tenants under real estate leases and which are not violated by the use of such real estate, and (ii) with respect to the Assets of Seller (other than real estate) and to the extent that all of the same are or will be released at or prior to Closing, liens for Taxes that are not yet due and payable, Encumbrances including those reflected in financial statements or notes thereto contained therein or referenced in Call Reports (such as liens for FHLB advances and Federal Reserve Bank borrowings, liens to secure public Deposits), and the rights of counterparties under the Contracts.

“Permitted Loan” shall mean a Loan, that upon satisfaction of certain terms and conditions, Buyer will be capable to service pursuant to applicable law or regulation.

“Person” or “Persons” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” shall have the meaning assigned to the terms “personal data” or “personal information” or “private information” under applicable data protection Laws and shall include any and all data (regardless of format) that can be used to directly or indirectly identify a natural person, or is linked or reasonably linkable to an identified or identifiable natural person, such as a name, number, personal mark, social security number, driver’s license or non-driver identification card number, financial account, credit or debit card number, biometric information, username or e-mail address in combination with a password, or other identifying factors as defined by applicable data protection Laws.

“Pre-Closing Tax Period” has the meaning assigned in Section 5.17(b).

“Prepaid Expenses” means the prepaid expenses of Seller at the close of business on the Closing Date including, without limitation, prepaid FDIC deposit premiums relating to the Deposits.

“Prevailing Party” means if a final resolution of an action provides the requesting party with relief in an amount which is greater than fifty percent (50%) of such requesting party’s Claim.

“Proxy Statement” has the meaning assigned in Section 7.02.

“Purchase Price” has the meaning assigned in Section 2.04(a).

“Real Estate Prorations” has the meaning assigned in Section 11.11.

“Records” means (i) all records and original documents relating to the Assets, Loans, Collection Accounts, Safe Deposit Boxes, the Bank Accounts, the Other Assets, the Deposits, Contracts or Assumed Liabilities; and (ii) an account history of all accounts related to Deposits, Loans, Cash on Hand, Liquid Assets, the Bank Accounts, and Safe Deposit Boxes. Records include know-your-customer (KYC) documentation, signature cards, customer cards, customer statements, legal files, pending files, all open account agreements, Retirement Account agreements, Safe Deposit Box records, and computer records/data.

“RECs” has the meaning assigned in Section 7.10(a).

“Recurring Debit” means payments made directly from a Deposit account to a third party on a regularly scheduled basis pursuant to arrangements between the owner of the account and the third party receiving the payments directly.

“Regulators” means the FDIC, FRB, NCUA, OCC, the Securities and Exchange Commission, and the New York Department of Financial Services, as applicable.

“Regulatory Approvals” has the meaning assigned in Section 9.03(a).

“Representatives” means a Person’s directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors.

“Required Shareholder Approval” has the meaning assigned in Section 9.03(d).

“Residential Mortgage Loan” means a Loan secured by a Mortgage on one-to-four-unit residential real estate.

“Retirement Account Transfer Agreement” has the meaning assigned in Section 3.10.

“Retirement Accounts” means any Deposit account, generally known as IRAs, maintained by a customer for the stated purpose of the accumulation of funds to be drawn upon at retirement. For the avoidance of doubt, “Retirement Accounts” does not include Employee Benefit Plans as defined above.

“Return Items” has the meaning assigned in Section 5.15(b)(1).

“Reviewed Property” has the meaning assigned in Section 7.10(b).

“Routing, Telephone Numbers, and Email Addresses” means (i) the routing number 221371194 of the Seller used in connection with Deposits, (ii) upon approval from the FRB of the transfer of this number to Buyer under the name ESL Federal Credit Union, and the telephone and facsimile numbers associated with Seller, and (iii) the use and access to all email addresses and email accounts held by Seller.

“Safe Deposit Boxes” means all right, title and interest of Seller in and to any safe deposit business conducted by the Seller as of the close of business on the Closing Date.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means each final registration statement, prospectus, report, schedule and definitive proxy statement, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) filed or required to be filed by Holding Company with the Securities and Exchange Commission pursuant to federal securities Laws after January 1, 2022.

“Securities Claims” means any Claim threatened or brought against Holding Company or Seller or any of their officers or directors by or on behalf of any shareholder of Holding Company.

“Security Incident” means (i) any actual or alleged data security breaches concerning any IT Assets, (ii) any unauthorized access to, use of, or access without valid authorization of Personal Information, Business Data or any IT Assets, or (iii) any unauthorized acquisition, destruction, damage, encryption, disclosure (whether inadvertent or intentional), loss, corruption, alteration, or use of Personal Information or Business Data.

“Seller” has the meaning assigned in the Preamble.

“Seller Designated Bank Account” means that certain bank account selected by and designated by Seller in payment and wire instructions delivered to Buyer no less than three (3) Business Days prior to the Closing Date solely created for the purpose of depositing the Closing payment pursuant to Section 4.02 of this Agreement.

“Seller Indebtedness” has the meaning assigned in Section 4.06.

“Seller Leases” has the meaning assigned in Section 9.02(f).

“Seller Real Estate” means the real estate, buildings, structures, facilities, fixtures, amenities, driveways, walkways, parking lots and other improvements owned by Seller, including, for the avoidance of doubt, OREO, but excluding any real property that is an Excluded Asset. For avoidance of doubt, “Seller Real Estate” excludes the Excluded Real Estate, provided that if 76 Fall Street, Seneca Falls, New York (“Fall Street Property”) has not been disposed by Seller prior to the Closing, the Fall Street Property will be included in Seller Real Estate.

“Seller’s Qualified Plans” has the meaning assigned in Section 8.03.

“Settlement Statement” has the meaning assigned in Section 2.04(a).

“Special Meeting” has the meaning assigned in Section 7.02.

“Specified Contracts” has the meaning assigned in Section 5.16.

“Split Dollar Arrangements” means the joint beneficiary agreements set forth in Section 1.01(g) of the Disclosure Schedule.

“Superior Proposal” has the meaning assigned in Section 10.01(d).

“Tail” has the meaning assigned in Section 8.05(a).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Taxpayer Information” has the meaning assigned in Section 11.08.

“Termination Date” has the meaning set forth in Section 10.01(c).

“Termination Expenses” means all documented expenses that are required to be paid by Seller to the counter parties of such Contract at Closing as set forth on Section 1.01(h) of the Disclosure Schedule, which for the avoidance of doubt shall not include the FISERV Termination Fees.

“TIN” means Taxpayer Identification Number.

“Transaction Documents” means this Agreement, the Bill of Sale and Assignment, the Assignment and Assumption Agreement, the Assignment and Assumption of Leases, the Retirement Account Transfer Agreement, the Limited Power of Attorney, the deeds with respect to any OREO, Bargain and Sale Deeds with respect to Seller Real Estate other than OREO, and the other agreements, certificates, instruments, and documents required to be delivered at the Closing or otherwise in connection with this Agreement.

“Transactions” means the purchase and transfer of the Assets and assumption of the Assumed Liabilities contemplated by Article II and Article III, the dissolution and liquidation of Seller and the distribution of its assets to Holding Company (through one or more steps as may be determined by Seller and Holding Company), and the consummation of the other transactions contemplated by this Agreement and the documents, agreements, schedules and exhibits to be delivered or to be filed in connection with this Agreement, including the Transaction Documents.

“Unfunded Commitment” means the commitment of Seller to fund additional advances under any Loan, or under any new unfunded Loan commitment on and after the Closing Date.

“Unsecured Loan” means a loan which is not secured by assets of the Loan Debtor or Loan Debtors or any third party.

“Voting Agreements” has the meaning assigned in the Recitals.

“Withholding Obligations” has the meaning assigned in Section 11.03.

“Wrongful Acts” means any intentional misrepresentation, fraud or other willful misconduct.

Section 1.02 Interpretation. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole. Article, Section, Exhibit and Disclosure Schedule references are to the Articles, Sections, Exhibits and Disclosure Schedule of this Agreement unless otherwise specified. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” The words describing the singular shall include the plural and vice versa, and words denoting any gender shall include all genders. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The phrases “made available” “provided” or “delivered” by Seller or Holding Company to Buyer means posted to the “Project 1870” data room hosted by Firmex for this transaction and located at https://kbw.firmex.com/projects/1230/documents prior to 5:00 p.m. Eastern time on two (2) Business Days prior to the date hereof. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto. Except as otherwise specified herein, the reports provided with the Disclosure Schedule are prepared as of the date indicated thereon.

Article II
TERMS OF PURCHASE AND SALE

Section 2.01 Assets.

(a)       Purchase and Sale. At the Closing and subject to the terms and conditions set forth in this Agreement (including Article III), Seller shall sell, convey, assign, and transfer to Buyer and Buyer shall purchase and acquire from Seller all of Seller’s right, title, and interest in and to the Assets free of all Encumbrances other than Permitted Encumbrances.

(b)       Excluded Assets. It is understood and agreed that Seller shall retain, and Buyer shall not acquire, any right or interest in any of the following assets of Seller (the “Excluded Assets”): (i) deferred tax assets on the financial books and records of Seller, (ii) the Seller Designated Bank Account, Funded Liquidation Accounts and the Allowance, (iii) all tax refunds, if any, related to Pre-Closing Tax Period, (iv) Claims by Seller against directors, officers and employees of Seller relating to their acts or omissions occurring on or prior to the Closing Date, (v) all books and records related to Seller’s Taxes and the books and records of Seller, if any, that are not permitted by Law to be transferred to Buyer, (vi) all net deferred tax assets, (vii) Prepaid Expenses that cannot be assigned by Seller to Buyer, (viii) Excluded Liquid Assets, (ix) any Employee Benefit Plan, any Split Dollar Arrangements and BOLI supporting the Split Dollar Arrangements, (x) any capital stock of the Seller, GCB and GIA and any membership interest in FFP; (xi) any tangible or intangible assets of GCB, GIA and FFP; (xii) any and all right, title and interest in and to “Women’s Right to Run,” and its associated domain names “rightorun19k.com,” “righttorun.org,” and “righttorun19k.org”; (xiii) the Excluded Real Estate and (xiv) the assets of Seller set forth on Section 2.01(b) of the Disclosure Schedule. For the avoidance of doubt, all Excluded Assets shall be retained by Seller and Buyer shall not acquire any right or interest with respect to the Excluded Assets and assumes no responsibility or Liability with respect thereto.

Section 2.02 Assumed Liabilities. Subject to the terms and conditions of this Agreement, Buyer, on the Closing Date, shall assume and agree to pay, discharge and perform when lawfully due, all obligations, debts, and Liabilities of Seller, other than the Excluded Liabilities, including, without limitation, the following (all of which are collectively referred to herein as the “Assumed Liabilities”):

(a)       Deposits and Contracts. Each Liability for the payment and performance of Seller’s obligations on the Deposits and the Contracts in accordance with the terms of such Deposits and Contracts in effect on the Closing Date, pursuant to the form of Assignment and Assumption Agreement attached hereto as Exhibit A (the “Assignment and Assumption Agreement”);

(b)       Assumption of Loans. All obligations and duties of Seller under and pursuant to the Loan Documents as of the Closing Date, including, without limitation, the obligation to fund Unfunded Commitments, pursuant to the Assignment and Assumption Agreement;

(c)       FHLB Advances and Federal Reserve Bank Borrowings. All obligations of Seller relating to advances from the FHLB and borrowings from the Federal Reserve Bank, pursuant to the Assignment and Assumption Agreement; and

(d)       Other Liabilities. All obligations of Seller with respect to the Other Liabilities, pursuant to the Assignment and Assumption Agreement.

(e)       Contracts. All obligations of Seller with respect to the Contracts, pursuant to the Assignment and Assumption Agreement.

Section 2.03 Excluded Liabilities and Other Liabilities.

(a)       It is understood and agreed that Buyer shall not assume or be liable for and that the Assumed Liabilities shall not include (i) any Excluded Transaction Expenses that remain unpaid or are incurred by Seller or Holding Company following Closing, (ii) third party costs and expenses incurred by Seller relating to the negotiation or consummation of the Transactions (including the winding-up, liquidation and dissolution or Seller) and the preparation and filing of Seller’s final Tax Returns, including issuing IRS Forms W2 and 1099s for Seller’s employees and independent contractors for periods through and including the Closing Date, and including without limitation, fees and expenses of counsel, accountants or investment bankers, (iii) any Taxes of Seller (including any Liability under Section 280G, 4980H or 4999 of the Code), (iv) any Liabilities of Seller for Taxes on the Purchase Price, (v) any Liability or obligation of Seller under the Excluded Contracts, (vi) any Liabilities under any Employee Benefit Plan and all termination and wind-down costs and charges associated therewith, (vii) any Liabilities related to accrued vacation or paid time off owing to employees, independent contractors or other Persons, including Former Seller Employees, and all wages or payments due to employees and independent contractors for periods through and including the Closing Date, which Seller shall be permitted to pay out prior to Closing, (viii) any Liability of Seller related to the Liquidation Accounts, deficiencies in Funded Liquidation Accounts, or for Claims by Liquidation Account Participants, (ix) any Liability relating to any Wrongful Acts of Seller or Holding Company, (x) any Liabilities related to or arising out of the Excluded Assets; (xi) the FISERV Termination Fees; (xii) any Excluded Deposit Accounts; (xiii) any Liabilities related to Securities Claims; (xiv) any Liabilities of the Seller to Holding Company, GIA, GCB, FFP or any other Affiliate of Seller; (xv) Liabilities arising out of a failure by Seller or any of its Affiliates to comply with any Law; (xvi) Liabilities of Seller or an Affiliate of Seller in respect of any Claim (pending or threatened at any time) arising out of, relating to, or otherwise in respect of the Assets to the extent that such Claim relates to the ownership, licensing, leasing, sale, purchase, distribution, or use of any Asset on or prior to the Closing or the ability of the Seller to sell, convey, assign, and transfer the same to Buyer; (xvii) any Liabilities that are not reflected on the Seller’s balance sheet, including any Liabilities related to Liquidation Accounts; (xviii) Claims against Seller or Holding Company brought by any current or former directors, officers and employees of Seller or Holding Company relating to acts or omissions occurring on or prior to the Closing Date; (xix) any Liability of Seller arising under any Environmental Law; (xx) any Liability of Seller with respect to any credit or debit card benefit or rewards program; (xxi) any Liability of Seller related to any Excluded Real estate; (xxii) any incentive payments made pursuant to Section 7.06(b)(12) of this Agreement and (xxiii) any Liabilities of the Holding Company, GIA, GCB, FFP or any other Affiliate of Seller (collectively, the “Excluded Liabilities”). Seller shall retain responsibility for, and Seller and the Holding Company hereby covenants and agrees, to timely pay, perform, and discharge, all Excluded Liabilities. Seller shall retain responsibility for, and Seller and the Holding Company hereby covenant and agree, to timely pay, perform, and discharge, all Excluded Liabilities.

(b)       Other Debt Obligations or Liabilities Assumed. It is understood and agreed that, except for the Excluded Liabilities, Buyer shall assume and be liable for all Assumed Liabilities, including, but not limited to, any and all of the Other Liabilities.

Section 2.04 Purchase Price; Adjustments to Purchase Price.

(a)       Purchase Price. In consideration for the Assets (other than the Excluded Assets) acquired by the Buyer pursuant to this Agreement, Buyer shall (i) assume all of the Liabilities (other than the Excluded Liabilities) and (ii) pay in immediately available funds to Seller at Closing an amount equal to the Cash Purchase Price subject to the adjustments set forth in Section 2.04(b), as applicable ((i) and (ii), as adjusted, the “Purchase Price”). Without limiting the foregoing, the Purchase Price will not be adjusted as the result of the implication of Taxes asserted against the Seller or Holding Company with respect to the Purchase Price, whether realized by or imposed on Seller or Holding Company; provided that the Seller will be permitted to utilize available net operating loss carryforwards. At least ten (10) Business Days prior to Closing, Seller shall provide Buyer with a statement setting forth Seller’s good faith calculation of the Purchase Price to be paid by Buyer at Closing, including a calculation of each of the adjustments set forth in Section 2.04(b) and reasonable detail and supporting documentation for such calculations (the “Settlement Statement”). In the event that Buyer disagrees with Seller’s calculations in the Settlement Statement, the parties will cooperate in good faith to agree upon a revised Settlement Statement. In the event that the parties are not able to agree upon a revised Settlement Statement, then the calculation of the Settlement Statement shall be submitted to an Independent Accounting Firm in accordance with the procedures set forth in Section 2.04(c)(3) and the Closing Date shall be postponed until such time as the parties agree upon a revised Settlement Statement.

(b)       Adjustments to Purchase Price. The Cash Purchase Price shall be adjusted as follows:

(1)       increased by the Termination Expenses;

(2)       If the Core Deposits Outflow Percentage is equal to or greater than Core Deposits Outflow Threshold 1, then the Purchase Price shall be reduced by an amount equal to the Core Deposits Outflow Reduction; and

(3)       increased or reduced by the Real Estate Prorations.

(c)       Closing Balance Sheet.

(1)       Ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer (i) a balance sheet for Seller, as of the last day of the month prior to the Closing Date, reflecting Seller’s good faith estimate of the accounts of Seller to be transferred to Buyer as of the Closing Date (which, for the avoidance of doubt, shall include net income estimated to be earned by Seller from the Effective Date through and including the Closing Date), prepared in conformity with past practices and policies of Seller and in accordance with the Accounting Standards (the “Closing Balance Sheet”). The Closing Balance Sheet shall also include (i) Seller’s calculation of the Excluded Transaction Expenses; and (ii) Calculated Equity. An estimate of the Excluded Transaction Expenses, as determined in good faith by Seller as of the date of this Agreement, is set forth on Section 2.04(c)(1) of the Disclosure Schedule.

(2)       If Buyer does not dispute the Closing Balance Sheet as provided by Seller pursuant to Section 2.04(c)(1) within five (5) Business Days after receipt thereof, the Closing Balance Sheet as determined by Seller shall be final and binding on the parties. If Buyer disputes the Closing Balance Sheet, then Buyer shall provide written notice to Seller of said dispute within such five (5) Business Day period (a “Notice of Dispute”).

(3)       If the Buyer delivers a Notice of Dispute in accordance with Section 2.04(c)(2), Buyer and Seller shall, during the five (5) Business Days after Seller’s receipt of the Notice of Dispute, seek in good faith to resolve in writing any differences that they may have with respect to any matter set forth in the Notice of Dispute. At the end of such five (5) day resolution period, if a dispute remains, either the Buyer or the Seller may submit the matter to an accounting firm to be mutually agreed upon by Buyer and Seller (the “Independent Accounting Firm.”) If Seller and Buyer cannot mutually agree on the selection of the Independent Accounting Firm, then Seller and Buyer shall each select an independent accounting firm and such independent accounting firms selected by each of Seller and Buyer shall then mutually select an independent accounting firm of national standing that shall act as the Independent Accounting Firm. The Independent Accounting Firm shall then determine all disputed portions of the Closing Balance Sheet that were properly included in the Notice of Dispute. The Independent Accounting Firm may consider only those matters set forth in the Notice of Dispute, which must be within the range of values assigned to each such item in the Closing Balance Sheet and Notice of Dispute, respectively. Time is of the essence for the selection of the Independent Accounting Firm and its determination of the disputed items.

(d)       If issues in dispute are submitted to an Independent Accounting Firm for resolution:

(i)       each of Buyer and Seller will promptly furnish to the Independent Accounting Firm such work papers and other documents and information relating to the matters set forth in the Notice of Dispute as the Independent Accounting Firm may request and are available to such party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the determination and to discuss the determination with the Independent Accounting Firm. Neither Buyer, Seller nor any of their respective Affiliates or Representatives shall have any ex parte conversations or meetings with the Independent Accounting Firm in connection with any dispute submitted to the Independent Accounting Firm without the prior consent of the other party;

(ii)       the determination by the Independent Accounting Firm shall be set forth in an adjustment certificate delivered to all parties by the Independent Accounting Firm, which will be final, binding and conclusive on the parties, absent manifest error; and

(iii)       The fees and expenses of the Independent Accounting Firm shall be paid by the Seller and Holding Company, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Seller or Buyer, respectively, bears to the aggregate amount actually contested by the Buyer and Seller. Any such fees and expenses payable by the Seller shall be paid through a credit to the amounts to be paid to the Seller at Closing. For example, if Seller submits a Closing Balance Sheet to the Independent Accounting Firm for $1,000, and if Buyer contests to the Independent Accounting Firm only $500 of the amount claimed by Seller, and if the Independent Accounting Firm ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Independent Accounting Firm will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to Seller.

(e)       Promptly following the receipt of all approvals from the Regulators necessary to consummate the Transactions contemplated by this Agreement, at Buyer’s request, except for payments, if any to be made by Seller or Holding Company pursuant to any of Seller’s employment or change in control agreement, Seller shall pay all accrued and payable Excluded Transaction Expenses that are otherwise payable concurrently or after the Closing or (ii) book, for accounting purposes, all unpaid Excluded Transaction Expenses on Seller’s ledger of accounts receivable and not on Seller’s income statement (i.e. Excluded Transaction Expenses shall not be a line item on Seller’s income statement).

Article III
TRANSFER OF ASSETS

Subject to the terms and conditions of this Agreement, on and as of the Closing Date, Seller shall assign, transfer, convey and deliver to Buyer all of the Assets, other than the Excluded Assets, including those described in Section 3.01 through Section 3.10, and the parties agree to make certain allocations for tax purposes, as described in Section 3.11:

Section 3.01 Seller Real Estate and Leasehold Interests. Section 3.01 of the Disclosure Schedule sets forth a list of all Seller Real Estate and Leasehold Interests (as defined herein). All of Seller’s right, title and interest on the Closing Date in and to (i) the Seller Real Estate, together with all of Seller’s rights in and to all improvements thereon, and all easements associated therewith and (ii) real estate leasehold interests arising under lease agreements pertaining to any of Seller’s locations and used in the operation of Seller’s business (the “Leasehold Interests”). As permitted by applicable law, Seller shall cause (i) a Bargain and Sale Deed with Section 13 Lien Law Covenant pursuant to New York State Lien Law for each Seller Real Estate other than the OREO, substantively in the form of Exhibit B (each, a “Bargain and Sale Deed”); (ii) a quit claim deed with respect to OREO in form and substance acceptable to the Buyer; and (iii) and assignment of the Leasehold Interests from Seller to Buyer, to be delivered to Buyer on the Closing Date with respect to the Seller Real Estate and Leasehold Interests, to effect such transfer. All Seller Real Estate shall be delivered to Buyer free and clear of all Encumbrances (except for Permitted Encumbrances).

Section 3.02 Fixed Assets.  Section 3.02 of the Disclosure Schedule sets forth a list of all Fixed Assets, including tangible personal property situated at all of Seller’s locations including furniture, fixtures, and equipment, which list identifies each item of material personal property with reasonable particularity, indicating whether the item is owned or leased, and describes any Encumbrances thereon other than rights of lessors under leases and includes the depreciated book value of those Fixed Assets as of June 30, 2024. All of Seller’s right, title, and interest in and to the Fixed Assets, as of the close of business on the Closing Date, shall be assigned and transferred to Buyer free and clear of all Encumbrances. Seller shall cause a Bill of Sale and Assignment of such property in the form of Exhibit C to be delivered to Buyer on the Closing Date to effect such transfer (the “Bill of Sale and Assignment”). Seller hereby agrees that the personal property to be delivered on the Closing Date shall be substantially the same as the personal property set forth on Section 3.02 of the Disclosure Schedule, ordinary wear and tear excepted, provided, that in the event of material damage to the Fixed Assets, Seller shall have the option to repair or replace such Fixed Assets at Seller’s sole cost and expense. Seller shall assign to Buyer any manufacturer or supplier warranty covering such Fixed Assets.

Section 3.03 Loans. Section 3.03 of the Disclosure Schedule sets forth a list of the Loans. All Loans (and related Loan Documents and Seller’s interest in the collateral associated therewith), as of the close of business on the Closing Date, as reflected on the books and records of Seller, including Accrued Interest thereon as of the close of business on the Closing Date, shall be assigned to Buyer by Seller pursuant to the Assignment and Assumption Agreement.

Section 3.04 Liquid Assets. All Liquid Assets, other than the Excluded Liquid Assets, as of the close of business on the Closing Date, shall be assigned to Buyer by Seller pursuant to the Bill of Sale and Assignment as of the close of business on the Closing Date.

Section 3.05 Cash on Hand. All Cash on Hand and any cash located at other Seller locations including in ATM machines as of the close of business on the Closing Date, shall be transferred to Buyer by Seller pursuant to the Bill of Sale and Assignment.

Section 3.06 Records and Routing and Telephone Numbers, and Email Addresses. All Records related to the Assets transferred to or Assumed Liabilities assumed by Buyer hereunder and the Routing, Telephone Numbers, and Email Addresses as of the close of business on the Closing Date shall transfer to and be assumed by Buyer pursuant to the Bill of Sale and Assignment. Further, Seller shall transfer to Buyer all information related to its website domain and related hosting package, all social media accounts, customer email lists, and any marketing related materials, including all log-in credentials for each platform or online directory utilized by Seller for marketing and promotion.

Section 3.07 Contracts and Bank Accounts. All of Seller’s right, title and interest at the close of business on the Closing Date in and to the Contracts and Bank Accounts shall transfer to Buyer pursuant to the Assignment and Assumption Agreement, which for clarity does not include the Seller Designated Bank Account, or Excluded Contracts.

Section 3.08 Accounts Receivable. All Accounts Receivable of Seller shall be transferred to Buyer pursuant to the Bill of Sale and Assignment.

Section 3.09 Safe Deposit Boxes and Other Assets. All of the Safe Deposit Boxes and Other Assets of Seller shall be transferred to Buyer pursuant to the Bill of Sale and Assignment.

Section 3.10 Retirement Accounts. With regard to each Retirement Account, all of Seller’s right, title and interest in and to the related plan or trustee arrangement, and in and to all assets held by Seller pursuant thereto, shall transfer to Buyer pursuant to a Retirement Account Transfer Agreement, a form of which is attached hereto as Exhibit D (the “Retirement Account Transfer Agreement”). Pursuant to the terms of the Retirement Account Transfer Agreement, Buyer agrees to assume all of the fiduciary and administrative relationships of Seller arising out of any Retirement Accounts assigned to Buyer pursuant to this Section 3.10, and with respect to such accounts, Buyer shall assume all of the obligations and duties of Seller as fiduciary and/or third party administrator and succeed to all such fiduciary and administrative relationships of Seller as fully and to the same extent as if Buyer had originally acquired, incurred or entered into such fiduciary relationships.

Section 3.11 Allocation. Buyer and Seller agree that the Purchase Price (and any other consideration hereunder that is required to be taken into account for income tax purposes) shall be allocated among the Assets in accordance with Sections 1060 of the Code and the allocation methodology to be agreed upon by the parties promptly following the date hereof. The Seller shall deliver a draft Purchase Price allocation within sixty (60) days after the date of this Agreement consistent with such methodology. Such Purchase Price allocation shall be mutually agreed to by Buyer and Seller prior to the Closing Date and will be consistently reflected by each Party on their federal income tax returns, if any, and similar documents, including, but not limited to, IRS Form 8594. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve any dispute within thirty (30) days after Seller’s receipt of Buyer’s comments, then such dispute shall be submitted to the Independent Accounting Firm for resolution consistent with the procedure in Section 2.04(d). The Independent Accounting Firms’ judgment as to the disputed matter will be final, conclusive and binding on the parties; provided, however, that the Independent Accounting Firm shall be required to make its determination in a manner consistent with the allocation methodology agreed to by the parties. The fees and expenses billed by the Independent Accounting Firm shall be split equally between Buyer and Seller. No Party shall file any document or assert any position that conflicts or is inconsistent with such Purchase Price Allocation (unless required by applicable law), and each Party agrees to inform the other promptly upon receipt of any communication from (or forwarding any communication to) the IRS relating to Form 8594. Each Party shall cooperate fully with the other in filing Form 8594.

Section 3.12 Destruction of Property. Seller will give Buyer prompt written notice of (a) any fire or casualty on any of the Fixed Assets, and (b) any actual or threatened condemnation of all or any part of any of the Seller Real Estate or Leasehold Interests. As soon as practicable thereafter Seller shall provide information on the amount estimated to be necessary to repair or restore the Fixed Assets, Seller Real Estate or Leasehold Interests, the amount, if any, of insurance proceeds that are available to make such repairs or restoration and the estimated period of time it will take to make such repairs and restoration. Buyer, at Buyer’s option, may (i) take title to the Fixed Assets and Seller Real Estate, as applicable, subject to such damage or destruction, with Seller assigning to Buyer all Seller’s rights to proceeds of insurance carried by Seller and payable as a result of such damage or destruction, or (ii) request that Seller cause the repairs or replacement to be made, in which case Seller shall cause the repairs and replacements to be made and shall consult with Buyer with respect to such repairs and replacements; provided, however, that the Closing shall not be conditioned upon the completion of any such repairs and/or replacements.

Article IV
CLOSING

Section 4.01 Closing Date. Subject to the fulfillment or waiver of all the terms and conditions contained in Article IX (other than those conditions which, by their nature, are to be satisfied on the Closing Date), the consummation of the Transactions shall take place via the electronic exchange and release of signature pages (the “Closing”) to be held at a date and time mutually agreeable by the parties; provided, if the parties are unable to agree, the Closing shall be on the fifth (5th) Business Day or the first Friday (so long as it is a Business Day), whichever is later, immediately following the fulfillment or waiver of all the terms and conditions (other than those conditions which, by their nature, are to be satisfied on the Closing Date) contained in Article IX. The date on which the Closing is held is herein called the “Closing Date.” The Closing shall be deemed to occur at 11:59 p.m. Eastern time on the Closing Date for all purposes (the “Effective Time”), and “the close of business on the Closing Date” will be deemed to be 5:00 p.m. Eastern time on the Closing Date.

Section 4.02 Closing Payment. The Cash Purchase Price owed to Seller by Buyer pursuant to Section 2.04(a) will be paid to Seller with the following reductions:

(a)       the Buyer shall pay the Excluded Transaction Expenses as instructed by the Seller in writing;

(b)       the Buyer shall pay the Termination Expenses as instructed by the Seller in writing; and

(c)       the Buyer will wire the amount of the Cash Purchase Price less the amounts paid under Section 4.02(a) and Section 4.02(b) to the Seller Designated Bank Account by wire transfer of immediately available funds.

Section 4.03 Deliveries by Seller. At or prior to the Closing, Seller shall deliver to Buyer the documents set forth in Section 9.02(d), and on the Closing Date, Seller shall deliver possession of the Assets to Buyer.

Section 4.04 Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver to Seller the documents set forth in Section 9.01(e).

Section 4.05 Pre-Closing Funding. At or prior to the Closing, Buyer shall provide financing to the Seller to allow Seller to liquidate the Municipal Deposits upon terms and conditions reasonably acceptable to the Buyer.

Section 4.06 Seller Indebtedness. At or prior to the Closing, Seller shall pay all obligations due and owing to United Bankers Bank, Pacific Coast Bankers Bank and Zions Bank (the “Seller Indebtedness”) in accordance with payoff letters evidencing the amount due and owing at Closing for Seller Indebtedness.

Article V
REPRESENTATIONS AND WARRANTIES OF SELLER AND HOLDING COMPANY

On or prior to the date hereof, Seller has delivered to Buyer a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in this Article V or to one or more of Seller’s or Holding Company’s covenants contained in Article VII. Except as otherwise specified herein, the reports provided with the Disclosure Schedule are prepared as of the date indicated thereon (which, to the extent specified herein, shall be updated as reasonably practical through the Closing Date). Disclosure of any item in any section of the Disclosure Schedule shall be deemed a disclosure with respect to the applicable section of the Agreement and only to another section of the Agreement or Disclosure Schedule to which the relevance of such item is readily apparent on its face. Except as disclosed in the Disclosure Schedule, Seller and the Holding Company, as the case may be, represent and warrant to Buyer, as follows:

Section 5.01 Organization and Authority.

(a)       Except as set forth on Section 5.01(a) of the Disclosure Schedule, Seller is a federal savings bank with full power and authority to carry on its business as now being conducted and to own and operate the properties which it owns and/or operates. The execution, delivery, and performance by Seller of this Agreement is within its corporate power and has been duly authorized by all necessary corporate action on its part, subject to Required Shareholder Approval and the Regulatory Approvals. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity (the “General Exceptions”). The Holding Company is the sole owner of the Seller and there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock or other ownership rights or interest in of Seller or obligating Seller to issue or sell any shares of capital stock of, or any other interest in, Seller. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of Seller.

(b)       Holding Company is a corporation organized, validly existing, and in good standing under the Laws of the State of Maryland with full power and authority to carry on its business as now being conducted and to own and operate the properties which it owns and/or operates. The execution, delivery, and performance by Holding Company of this Agreement is within its corporate power and has been duly authorized by all necessary corporate action on its part, subject to the Required Shareholder Approval and the Regulatory Approvals. This Agreement has been duly executed and delivered by Holding Company and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to the General Exceptions. The Holding Company’s board of directors, by resolutions duly adopted by the unanimous vote at a meeting of all directors of the Holding Company duly called and held on September 23, 2024 has (i) determined that this Agreement and the Transactions are fair to and in the best interest of Holding Company and its shareholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the Transactions; (iii) directed that this Agreement and the Transactions be submitted to the shareholders of the Holding Company for approval and adoption; and (iv) resolved to recommend that the Holding Company shareholders approve this Agreement and the Transactions (collectively, the “Holding Company Board Recommendation”). Holding Company Board Recommendation has not been subsequently rescinded, limited, supplemented or modified in any way. Holding Company Board Recommendation has been provided to the Buyer.

(c)       Except as set forth on Section 5.01(c) of the Disclosure Schedule, (i) other than marketable securities, Holding Company does not own, or have any interest in, any shares or have an ownership interest in any other Person other than Seller; (ii) the Seller does not own, or have any interest in, any shares or have an ownership interest in any other Person other than GCB and GIA; and (iii) neither GCB or GIA own or have any assets.

(d)       The Seller has delivered or made available to Buyer a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws, or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Holding Company, Seller and each of their Affiliates. Neither the Holding Company, Seller nor any of their Affiliates is in violation of any of the provisions of its Charter Documents, except where the violation would not be material to the Holding Company and Seller, taken as a whole.

Section 5.02 Conflicts; Consents; Defaults. Neither the execution and delivery of this Agreement by Seller nor the consummation of the Transactions will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance required by, any Order or Law applicable to Holding Company or the Seller or, to which Seller or Holding Company is a party or by which it is bound, (ii) contravene or conflict with or violate the Charter Documents of Seller or Holding Company, (iii) require any consent, approval, authorization or filing under any Law or Order to which Seller is a party, (iv) require the consent, notice to or approval of any Person, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract, agreements, licenses, notes, bonds, mortgages, indentures, leases, instrument or commitment to which Seller or Holding Company is a party, except where under this (iv) it would not have a Material Adverse Effect on the Seller, or (v) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Seller.

Section 5.03 Financial Information.

(a)       The Reports of Condition and Income (the “Call Reports”) of Seller as of December 31, 2023, March 31, 2024 and June 30, 2024 have been prepared in accordance with all applicable regulatory requirements and the information contained therein is complete and accurate in all material respects. Holding Company’s audited consolidated balance sheet (referred to by Holding Company as a Statement of Financial Condition) as of December 31, 2022 and December 31, 2023, and the related audited consolidated statement of income (referred to by Holding Company as a Statement of Operations), comprehensive income, stockholders’ equity, and cash flows for the applicable year then ended, together with the notes thereto and the Holding Company’s unaudited condensed consolidated balance sheets as of March 31, 2024 and June 30, 2024 and the related unaudited condensed consolidated statement of income, comprehensive income, stockholders’ equity and cash flows for the applicable periods then ended, together with the notes thereto (the “Holding Company Financial Statements”), contained in the SEC Reports, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, have been prepared in accordance with the Accounting Standards and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and consolidated cash flows of Holding Company as of the dates and for the periods then ended.

(b)       The Holding Company and each of its Affiliates, including the Seller, has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934) that is sufficient to provide reasonable assurance regarding the reliability, in all material respects, of financial reporting and the preparation of financial statements for external purposes in accordance with the Accounting Standards.

(c)       Neither the Holding Company nor any of its Affiliates, including the Seller, is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar contract, agreement or arrangement (including any contract, agreement or arrangement relating to any transaction or relationship between the Seller, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d)       Since January 1, 2021 and except as would not be material to the Holding Company and Seller, taken as a whole: (i) neither the Holding Company nor any of its Affiliates, including the Seller, or any director or officer of the Holding Company or Seller has received any written or, to the Knowledge of the Seller, oral Claim regarding any of their financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods or any written or, to the Knowledge of the Seller, Claim from any of their employees regarding questionable financial accounting or auditing matters; and (ii) no attorney representing the Holding Company or any of its Affiliates, including the Seller, whether or not employed by them, has reported credible evidence of any material violation of Laws, breach of fiduciary duty, or similar material violation by the Holding Company, any of its subsidiaries, or any of their respective officers, directors, employees, or agents to the board of directors of any of them or any committee thereof, or to the chief executive officer or chief financial officer of any of them.

Section 5.04 Absence of Changes. Except as set forth on Section 5.04 of the Disclosure Schedule and except for the Transactions, since December 31, 2023 the business of the Seller has only been conducted in the Ordinary Course of Business and there has not been with respect to the Holding Company or the Seller:

(a)       a Material Adverse Effect;

(b)       any event, condition, action, or effect that, if taken, existing or occurring since or after December 31, 2023 would constitute a breach of Section 7.06.

Section 5.05 Title to Real Estate.

(a)       Section 5.05 of the Disclosure Schedule contains a true and complete list of each parcel of real estate owned or used by Seller, including the Seller Real Estate, Excluded Real Estate and each Leasehold Interest. Except as set forth on Section 5.05 of the Disclosure Schedule, (i) Seller has good, marketable and insurable title, free and clear of all Encumbrances (except Permitted Encumbrances) to the Seller Real Estate and (ii) Seller has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leasehold Interests for the full term of the lease thereof.

(b)       To the Knowledge of Seller, except as set forth on Section 5.05 of the Disclosure Schedule:

(1)       the Seller Real Estate and Leasehold Interests comply in all material respects with all applicable private agreements, zoning requirements, Permitted Encumbrances and other Laws relating thereto, and there are no condemnation proceedings pending or threatened with respect to the Seller Real Estate or Leasehold Interests. There are no private agreements, zoning requirements, Permitted Encumbrances and other Laws relating thereto that materially impair the use of any Seller Real Estate. Each parcel of Seller Real Estate and fixtures located thereon are in good operating condition and repair, subject to normal wear and tear, has no material defects and is in suitable condition for its current use by Seller.

(2)       there is no option to purchase, right of first offer, right of first refusal or other provision granting any Person any right to acquire any Seller Real Estate.

(3)       all certificates of occupancy and all other material permits, consents and certificates required by all Governmental Authorities for Seller to operate at the Seller Real Estate and the Leasehold Interests have been issued and paid for, and are in full force and effect; there are no agreements, consent orders, decrees, judgments, licenses, permits, conditions or other directives, issued by a Governmental Authority which requires any change in the present use or operations of Seller at the Seller Real Estate.

(4)       there are no defects in the buildings, improvements and structures and fixtures located on or at the Seller Real Estate which would materially impair or impact the conduct of the business by Buyer immediately following the Closing Date. The mechanical, electrical, plumbing, HVAC and other systems servicing the Seller Real Estate and Leasehold Interests are in good working order and repair, ordinary wear and tear excepted, and there are no defects in such systems which could reasonably be expected to materially impair or impact the conduct of the Ordinary Course of Business immediately following the Closing Date.

(5)       all utilities currently servicing the Seller Real Estate are installed, connected and operating, with all charges due and owing paid in full. The Seller Real Estate are served by all utilities reasonably required to operate the business in accordance with past practices and there are no inadequacies in any material respect with respect to such utilities, and no fact or condition exists which would result in the termination of or unduly burdensome restriction on the future access from the Seller Real Estate to any presently existing highways or roads adjoining or situated on the Seller Real Estate or to any sewer or other utility facility servicing, adjoining or situated on the Seller Real Estate.

(c)       No event has occurred or condition exists that with notice or lapse of time, or both, would constitute a material default by any party under any Leasehold Interest or Seller Lease.

(d)       Seller has made available true, correct and complete copies of all surveys for the Seller Real Estate in Seller’s possession or control. There are no easements, encumbrances, encroachments, or other matters that would be disclosed on current ALTA surveys of the Seller Real Estate that are violated by the current use or configuration thereof, or materially impair or affect that use and enjoyment of the Seller Real Estate.

Section 5.06 Title to Assets Other Than Real Estate. Except as set forth on Section 5.06(a) of the Disclosure Schedule, Seller is the lawful owner of and has good and marketable title to the Assets (other than Seller Real Estate), including the Loans, Liquid Assets, Cash on Hand, cash in the Bank Accounts, Prepaid Expenses, Accounts Receivable, Fixed Assets and Other Assets, owned by Seller, free and clear of all Encumbrances, other than Permitted Encumbrances. Delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest in Buyer good and marketable title to the Assets (other than Seller Real Estate), including the Loans, Fixed Assets, Liquid Assets, Cash on Hand, cash in the Bank Accounts, Prepaid Expenses, Accounts Receivable, Records and Other Assets, owned by Seller, free and clear of all Encumbrances. The Assets comprise all of the assets used or necessary for the operation of Seller’s business as presently conducted, other than the Excluded Assets to the extent they may be considered to be used or necessary for the operation of Seller’s business. Without limiting the foregoing, except as set forth on Section 5.06(b) of the Disclosure Schedule, no Assets used by the Seller are owned by the Holding Company. The information required to be set forth on Section 3.02 of the Disclosure Schedule with respect to Fixed Assets is accurate, true and complete in all material respects.

Section 5.07 Loans. As to the Loans:

(a)       Except as set forth on Section 5.07(a) of the Disclosure Schedule, and except for participation interests purchased or sold by Seller and mortgages sold to the FHLB under their mortgage partnership finance and credit risk sharing program, Seller is the sole owner and holder of the Loan and all servicing rights relating thereto. The Loan is not assigned or pledged (other than to the FHLB or the Federal Reserve Bank), and Seller has good and marketable title thereto. Except for any restrictions on participation interests purchased by Seller, Seller has the full right to sell and assign the Loan to Buyer, free and clear of any right, Claim or interest of any Person (other than Permitted Encumbrances and the rights of holders of participation interests in the Loan), and such sale and assignment to Buyer will not impair the enforceability of the Loan.

(b)       Except for any Unfunded Commitment, the full principal amount of the Loan has been advanced to the Loan Debtor, either by payment direct to the Loan Debtor, or by payment made with the Loan Debtor’s approval, and there is no requirement for future advances thereunder. The unpaid principal balance of each Loan and the amount of the Unfunded Commitment in each case as of a date that is not more than five (5) Business Days prior to the date of this Agreement, is as stated on Section 5.07(b) of the Disclosure Schedule.

(c)       To Seller’s Knowledge, each of the Loan Documents is genuine, and each is the legal, valid and binding obligation of the maker thereof, subject to the General Exceptions. To the Knowledge of Seller, all parties to the Loan Documents had legal capacity to enter into the Loan Documents, and the Loan Documents have been duly and properly executed by such parties.

(d)       All Laws affecting the origination, administration and servicing of the Loans prior to the Closing Date, including truth-in-lending, real estate settlement procedures, consumer credit protection, the Fair Debt Collection Practices Act, Fair Housing Act (FHA) the Military Lending Act, the Small Business Act, Equal Credit Opportunity Act (ECOA) equal credit opportunity, “know your customer” (KYC) and disclosure Laws, including any applicable, have been complied with in all material respects, except where the failure to do so would not have a Material Adverse Effect on Seller. Without limiting the generality of the foregoing, Seller has timely provided all disclosures, notices, estimates, statements and other documents required to be provided to the Loan Debtor by Seller under applicable Law and has documented receipt of such disclosures, estimates, statements and other documents as required by Law and, as to Loans originated by Seller, prudent loan origination policies and procedures, except where the failure to do so would not result in a Material Adverse Effect to Seller. To Seller’s Knowledge, the Loan Debtor has no rights of rescission, setoff, counterclaims, or defenses to the Loan Documents, except such defenses arising by virtue of bankruptcy, creditors’ rights laws, and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or equity). Section 5.07(d) of the Disclosure Schedule contains a list of all Loans (including outstanding balance, interest rate and collateral) to directors, officers or any other Person subject to Regulation O, 12 C.F.R. Part 215, and such Loans are in conformity in all material respects with all regulatory requirements and currently performing.

(e)       Except as set forth on Section 5.07(e) of the Disclosure Schedule, as of the last day of the month prior to the date of this Agreement, (i) no Loan is in default, nor, to Seller’s Knowledge, is there any event applicable to a Loan where with the giving of notice or the passage of time, would constitute a default; and (ii) no Loan is classified as substandard, doubtful, or loss or is on non-accrual status.

(f)       Except as set forth on Section 5.07(f) of the Disclosure Schedule, and except as set forth in the Loan Documents and in accordance with its customary loan administration policies and procedures, Seller has not (i) amended, modified or supplemented any Loan or the related Loan Documents in any material respect, (ii) waived any material provision of or default under any Loan or the related Loan Documents, or (iii) agreed to forebear from exercising its rights at Law or under the applicable Loan Documents with respect to any Loan.

(g)       To Seller’s Knowledge, (i) Seller has taken all actions to cause each Loan secured by collateral to be perfected by a security interest having first priority or such other priority as provided for in the relevant Loan Documents including, if necessary, by the filing of Uniform Commercial Code Financing Statements, and (ii) except for third party pledges or as otherwise disclosed in the Loan Documents, the Loan Debtor is the owner of all collateral for the relevant Loan, free and clear of any Encumbrance except for the security interest in favor of Seller and any other Encumbrance expressly permitted under the relevant Loan Documents and in accordance with its written loan administration policies and procedures (which policies and procedures have been made available to Buyer).

(h)       Notwithstanding the foregoing representations or any other representations contained in this Article V, Seller makes no representation as to (i) the collectability of any of the Loans or (ii) the realizable value of the collateral at the time of an action to enforce a Loan.

(i)       Seller represents and warrants that it has no customers that would meet the definition of a Money Service Business (See 31 CFR 1010.100(ff)) as of the date of Closing.

(j)       Non-Compliant Loans are identified on Section 5.07(j) of the Disclosure Schedule.

Section 5.08 Residential and Commercial Mortgage Loans and Certain Business Loans. Seller represents and warrants as to each Residential Mortgage Loan, Commercial Mortgage Loan, and Business Loan that is secured, in whole or part, by a Mortgage in favor of Seller that, except as set forth on Section 5.08 of the Disclosure Schedule:

(a)       The Mortgage is a valid first lien on the Mortgaged Property securing the related Loan (or a junior priority lien if expressly permitted under the relevant Loan Documents), and the Mortgaged Property is free and clear of all Encumbrances having priority over the first lien (or if a junior priority lien, such junior priority lien (i) has priority over any other lien that is known to Seller, (ii) is not identified in the relevant loan approval as having priority over the junior priority lien, and (iii) was supported by a sufficient equity pursuant to the Seller’s applicable underwriting standards at the time such Home Equity Loan was originated) of the Mortgage, except for Permitted Encumbrances, and, in the case of a Home Equity Loan or a Mortgage securing a guarantee of a Business Loan, Encumbrances in favor of the senior mortgage or deed of trust holder.

(b)       To Seller’s Knowledge, subject to the General Exceptions, the Mortgage contains customary provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.

(c)       Except as set forth in the applicable Loan Documents, all of which actions were taken in the Ordinary Course of Business, Seller has not (i) satisfied, canceled, or subordinated the Loan in whole or in part; (ii) released the Mortgaged Property, in whole or in part, from the Encumbrance granted in connection with the Loan; or (iii) executed any instrument of release, cancellation, modification, or satisfaction.

(d)       To Seller’s Knowledge, all real estate taxes, government assessments, insurance premiums, and municipal charges, and leasehold payments which previously became due and owing have been paid, or an escrow payment has been established in an amount sufficient to pay for every such item which remains unpaid. Except as set forth in the Loan Documents, Seller has not advanced funds, or induced, solicited, or knowingly received any advance of funds by a party other than the Loan Debtor.

(e)       To Seller’s Knowledge, there is no proceeding pending for the total or partial condemnation of the Mortgaged Property and no Mortgaged Property is damaged by waste, earth movement, fire, flood, windstorm, earthquake, or other casualty.

(f)       To Seller’s Knowledge, the Mortgaged Property is free and clear of all mechanics’ liens or Encumbrances in the nature thereof, except for any such mechanics’ liens or Encumbrances in the Ordinary Course of Business that do not materially impair Seller’s rights to the Mortgaged Property, and no rights are outstanding that under Law could give rise to any such Encumbrance.

(g)       To Seller’s Knowledge, all of the improvements which are included for the purpose of determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property, except as allowed by the Seller’s underwriting guidelines made available to Buyer.

(h)       The Loan meets, or is exempt from, applicable Laws and other requirements pertaining to usury, and the Loan is not usurious.

(i)       To Seller’s Knowledge, each Loan for which private mortgage insurance was required by Seller under its underwriting guidelines made available to Buyer is insured by a reputable private mortgage insurance company; each such insurance policy is in full force and effect; and all premiums due thereunder have been paid.

(j)       To Seller’s Knowledge, no claims have been made under any lender’s title insurance policy respecting any of the Mortgaged Property, and Seller has not done, by act or omission, anything which would impair the coverage of any such lender’s title insurance policy.

(k)       Except as set forth in Section 5.08(k) of the Disclosure Schedule, to Seller’s Knowledge, there is in force for each Loan, a hazard insurance policy, including, to the extent required by applicable Law, and flood insurance, in the case of a Residential Mortgage Loan (other than Home Equity Loans) where required. To Seller’s Knowledge, all such insurance policies contain a standard mortgagee clause naming Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Loan Debtor thereunder to maintain the hazard insurance policy at the Loan Debtor’s cost and expense and, on the Loan Debtor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Loan Debtor’s cost and expense, and to seek reimbursement therefor from the Loan Debtor. Seller has not engaged in, and has no knowledge of the Loan Debtor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for therein, or the validity and binding effect of either.

(l)       Except as set forth on Section 5.08(l) of the Disclosure Schedule as to each Residential Mortgage Loan, the Mortgaged Property consists of a one- to four-family (including condominium or planned unit development projects), owner-occupied primary residence, second home or investment property.

(m)       All Loans originated by Seller were underwritten in the Seller’s Ordinary Course of Business and by an authorized employee of Seller. Any Loan that only represents a participation interest was underwritten in Seller’s Ordinary Course of Business by an authorized employee of Seller.

(n)       Neither (i) the information presented as factual concerning the income, employment, credit standing, purchase price and other terms of sale, payment history or source of funds submitted to Seller for the purpose of making the Loan, nor (ii) the information presented as factual in the appraisal with respect to the Mortgaged Property, contained, to Seller’s Knowledge, any material omission or misstatement or other material discrepancy at the time the information was obtained by Seller.

(o)       To Seller’s Knowledge, all appraisals have been ordered, performed and rendered in accordance with the requirements of the written underwriting guidelines of Seller and in compliance, in all material respects, with all Laws then in effect relating and applicable to the origination of Loans, which requirements include requirements as to appraiser independence, appraiser competency and training, appraiser licensing and certification, and the content and form of appraisals.

(p)       To Seller’s Knowledge, which for purposes of this Section 5.08(p) includes the loan officer principally responsible for the origination of such Loan, no Mortgaged Property (i) is in violation of any Environmental Law or (ii) has known or suspected contamination conditions.

(q)       Except as set forth in Section 5.08 of the Disclosure Schedule, Seller retained all mortgage servicing rights to each Mortgage.

(r)       Except as set forth in Section 5.08 of the Disclosure Schedule, all first position Residential Mortgage Loans purchased on or after January 1, 2022, were intended to meet the guidelines or specifications of the Federal National Mortgage Association (“FNMA”) or the Federal Home Loan Mortgage Corporation (“FHLMC”).

Section 5.09 Auto Receivables. Except as set forth on Section 5.09 of the Disclosure Schedule, with respect to any Auto Receivable held by Seller:

(a)       The Auto Receivable represents a bona fide sale or finance of the vehicle or vessel described therein to the Loan Debtor for the amount set forth in the applicable Loan Documents.

(b)       The vehicle or vessel described in the Loan Document evidencing the Auto Receivable has been delivered to and accepted by the vehicle or vessel purchaser and such acceptance, to Seller’s Knowledge, which for purposes of this Section 5.09(b) includes the loan officer principally responsible for the origination of such Loan, has not been revoked.

(c)       The security interest created by the Loan Document evidencing the Auto Receivable is a valid first priority Encumbrance in the vehicle or vessel covered by the Loan Document evidencing the Auto Receivable and all commercially reasonable steps have been taken to create and perfect such Encumbrance in such vehicle or vessel to afford such Encumbrance first priority status.

(d)       The down payment relating to such Auto Receivable has been paid in full by the vehicle or vessel purchaser in cash and/or trade as shown in the Loan Documents, and no part of the down payment consisted of notes or postdated checks.

(e)       To Seller’s Knowledge, the written information submitted by the Loan Debtor in connection with the Auto Receivable are true and complete.

(f)       Each Loan Document evidencing an Auto Receivable complies, in all material respects, with all Laws applicable to Loan Documents evidencing such Auto Receivable.

(g)       Seller has no Knowledge of any circumstances or conditions with respect to the Auto Receivable, the related vehicle or vessel, or the Loan Debtor that could reasonably be expected to materially impair Seller’s security interest granted in respect of the Auto Receivable.

Section 5.10 Reserved.

Section 5.11 Unsecured Loans. No Unsecured Loan has been charged-off since December 31, 2023, except in the Ordinary Course of Business.

Section 5.12 Participation Loans. Section 5.12 of the Disclosure Schedule fully describes all outstanding Loans in which Seller participates with other parties either as the originating lender or otherwise and, except as disclosed in Section 5.12 of the Disclosure Schedule, to Seller’s Knowledge, Seller has no obligation as originating lender to repurchase any participation interest in such Loans and Seller shall not repurchase any such Loan participations prior to the Closing Date, in each case except as specifically required by the terms of the applicable loan participation agreement, and Seller shall notify Buyer prior to making any such repurchase(s).

Section 5.13 Allowance. Except as set forth on Section 5.13 of the Disclosure Schedule, the Allowance shown on Seller’s Call Report as of June 30, 2024, has been calculated consistent with the policies of Seller and the requirements of applicable Accounting Standards to provide for expected credit losses.

Section 5.14 Investments. All investment securities owned by Seller are held consistently with the FFIEC Supervisory Policy statement on securities activities. Except as set forth on Section 5.14 of the Disclosure Schedule, to Seller’s Knowledge, no investment securities owned by Seller are subject to any restriction other than those pledged as security for public deposits, whether contractual or statutory, which materially impairs the ability of Seller to dispose freely of such investment at any time and each of such investment securities complies with applicable regulatory requirements. Section 5.14 of the Disclosure Schedule sets forth a list of Liquid Assets owned by Seller as of June 30, 2024 (including the book value and market value thereof).

Section 5.15 Deposits.

(a)       Seller made available to Buyer a complete copy of the current account agreement for all deposit products offered by Seller. Except as listed on Section 5.15(a) of the Disclosure Schedule, to Seller’s Knowledge, all the accounts related to the Deposits are in material compliance with all applicable Laws and were originated in material compliance with all applicable Laws.

(b)       Section 5.15(b) of the Disclosure Schedule sets forth a true and correct schedule of the Deposits prepared as of the date indicated thereon (which shall be updated prior to the Closing Date), listing by category and the amount of such deposits, together with the amount of Accrued Interest thereon. All Deposits are insured to the fullest extent permissible by the FDIC. Subject to the receipt of all requisite regulatory approvals, Seller has and will have at the Closing Date all rights and full authority to transfer and assign the Deposits without restriction, subject to the rights of the holders of Retirement Accounts. As of the date hereof, with respect to the Deposits:

(1)       Subject to items returned without payment in full (“Return Items”) and immaterial bookkeeping errors, all interest accrued or accruing on the Deposits has been properly credited thereto, and properly reflected on Seller’s books of account, and Seller is not in default in the payment of any thereof;

(2)       Subject to Return Items and immaterial bookkeeping errors, Seller has timely paid and performed all of its obligations and Liabilities relating to the Deposits as and when the same have become due and payable;

(3)       Subject to immaterial bookkeeping errors, to Seller’s Knowledge, Seller has administered all of the Deposits in accordance with applicable fiduciary duties and good and sound financial practices and procedures, and has properly made all appropriate credits and debits thereto; and

(4)       Except as described on Section 5.15(b)(4) of the Disclosure Schedule, none of the Deposits are, as of the fifth (5th) Business Day prior to the date of this Agreement, subject to any Encumbrances or any legal restraint or other legal process, other than Loans, customary court orders, levies, and garnishments affecting the depositors, and control or other agreements in favor of secured parties.

Section 5.16 Contracts. The Contracts constitute the legal, valid and binding obligations of Seller and the other parties thereto, enforceable in accordance with their terms (except as enforceability may be limited by General Exceptions). Seller is not in material default under any of the Contracts and, to the Knowledge of Seller, no other party to any of the Contracts is in default thereunder. Except as set forth on Section 5.16 of the Disclosure Schedule, each of the Contracts may be assigned to Buyer by Seller without the approval or consent of any other Person. Seller has delivered to Buyer true and correct copies of each of the Contracts and all attachments and addenda thereto. Section 5.16 of the Disclosure Schedule lists or describes the following Contracts (the “Specified Contracts”):

(a)       Each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by Seller or letter of credit benefiting the Seller, including any agreements or other instruments evidencing the Seller Indebtedness and FHLB advances;

(b)       Each guaranty by Seller of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the Ordinary Course of Business and letters of credit issued by Seller in the Ordinary Course of Business) or any warranty or indemnification agreement;

(c)       Each lease or license with respect to personal property involving an annual amount in excess of $10,000.00;

(d)       Each agreement, loan, contract, lease, license, guaranty, letter of credit, line of credit or commitment of Seller not referred to elsewhere in this Section which (i) involves payment by Seller (other than as disbursement of loan proceeds to customers) of more than $10,000.00 annually or $25,000.00 in the aggregate over its remaining term unless, in the latter case, such is terminable within one (1) year without premium or penalty; (ii) involves payments based on profits of Seller; (iii) was made outside the Ordinary Course of Business; or (iv) is a Material Contract; and

(e)       Each agreement or contract (A) relating to the licensing or use of any Intellectual Property right, excluding standard non-exclusive off-the-shelf software licenses or software as a service agreements for commercially available, unmodified software or software as a service under standard shrink wrap agreements and for an annual, aggregate fee, royalty, or other consideration for such license is no more than $10,000.00 and used solely for the Seller’s internal use (the Intellectual Property that is the subject of such excluded licenses or agreements, “Commercially Available Software”), (B) affecting Seller’s ability to use, disclose or enforce any Intellectual Property right (including concurrent use agreements, settlement agreements, and covenant not to sue agreements), or (C) any agreements related to the development or co-development of Seller Intellectual Property.

(f)       except for agreements or contracts relating to trade receivables, all agreements or contract relating to indebtedness (including, without limitation, guarantees) of the Seller or the Holding Company;

(g)       all agreements or contracts that relate to the acquisition or disposition of any business, a material amount of stock or equity or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(h)       all employment agreements and agreements or contracts with independent contractors or consultants (or similar arrangements) in each case providing for base compensation in excess of $100,000.00 (other than offer letters and incentive compensation plans);

(i)       all agreements or contracts that provide for the assumption of any Tax, environmental or other Liability of any Person or for which the primary purpose is to provide indemnity to another Person;

(j)       all agreements or contracts that limit or purport to limit the ability of the Seller to compete in any line of business or with any Person or in any geographic area or during any period of time (other than ordinary course employee non-solicitation provisions);

(k)       all agreements or contracts that provide for any joint venture, partnership or similar arrangement by the Holding Company or Seller;

(l)       all powers of attorney with respect to the Seller;

(m)       all agreements or contracts between or among the Seller on the one hand and any shareholder, officer, director or any Affiliate of any other them on the other hand other than agreements related to employment;

(n)       all collective bargaining agreements, side letters, or Contracts with any union; and

(o)       all other agreements or contracts that are material to the Seller as a whole, and not previously disclosed pursuant to this Section.

(p)       Final and complete copies of each Specified Contracts listed and described in Section 5.16 of the Disclosure Schedule have been made available to Buyer. To Seller’s Knowledge there are no oral Contracts. Seller is not in default in any material respect, nor has any event occurred (including as a result of COVID-19 or the COVID-19 Measures) that with the giving of notice or the passage of time or both would constitute a default in any material respect by Seller or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or, by another party under, in any manner release any party thereto from any obligation under, any Specified Contract and, to Seller’s Knowledge, as of the date hereof, no other party is in default in any material respect, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by Seller, or in any manner release any party thereto from any obligation, under any such Specified Contract. There are no renegotiations or outstanding rights to negotiate any amounts to be paid or payable to or by Seller under any Specified Contract required to be set forth Section 5.16 of the Disclosure Schedule other than with respect to non-material amounts in the Ordinary Course of Business, and no Person has made a written demand for such negotiations.

Section 5.17 Tax Matters.

(a)       Seller has timely filed or extended with the appropriate Governmental Authorities all Tax Returns and reports required to be filed by it and such Tax Returns are true, complete and correct in all respects. Seller is not: (i) delinquent in the payment of any Taxes (whether or not shown on such returns) or reports or on any assessments received by it for Taxes; (ii) subject to any pending or threatened examination for Taxes for any year by the IRS or any state tax agency; (iii) subject to any agreement extending the period for assessment or collection of any Tax; or (iv) a party to any action or proceeding with, nor has any Claim been asserted against it by, any Governmental Authority for assessment or collection of Taxes. Seller is not the subject of any threatened action or proceeding by any Governmental Authority for assessment or collection of Taxes. Seller adequately reserves against its Tax Liabilities in accordance with Accounting Standards. Seller has not elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act and Seller has not claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(b)       All Tax Returns required to be filed by Seller and Holding Company for any taxable period (or portion thereof) ending on or before the Closing Date (a “Pre-Closing Tax Period”) have been, or will be, timely filed or extended with the appropriate Governmental Authority. All Taxes due and owing by Seller and Holding Company (whether or not shown on any Tax Return) have been, or will be, timely paid to the appropriate Governmental Authorities. No Claim has been made by any Governmental Authority in a jurisdiction where neither Seller nor Holding Company files Tax Returns that Seller or Holding Company, as applicable, is or may be subject to Taxes by that jurisdiction or required to file a tax return in that jurisdiction. There are no Encumbrances for Taxes (other than Permitted Encumbrances) on or encumbering any of the Assets of Seller or the Holding Company.

(c)       Seller has withheld and paid, or will prior to Closing withhold and pay, all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all respects with information reporting and backup withholding provisions of applicable law.

(d)       No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller or Holding Company. Neither Seller nor Holding Company has agreed to any extension of time for an assessment or deficiency related to Taxes. All deficiencies asserted, or assessments made against Seller or Holding Company as a result of any examinations by any Governmental Authority have been, or will be, fully and timely paid. Neither Seller nor Holding Company is a party to any action by any Governmental Authority with respect to Taxes, and there are no pending or, to the Knowledge of Seller, actions threatened against Seller by any Governmental Authority.

(e)       Neither Seller nor Holding Company is a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.

(f)       Neither Seller nor Holding Company is, nor has ever been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local or foreign tax law).

(g)       Neither Seller nor Holding Company is a party to or bound by any tax allocation, tax sharing agreement, tax indemnity or similar contract or arrangement, other than among themselves.

(h)       No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to Seller or Holding Company.

(i)       Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.60114(b).

Section 5.18 Employee Matters.

(a)       Seller has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Seller, and to Seller’s Knowledge, there is no present effort nor existing proposal to attempt to unionize any group of employees of Seller.

(b)       Except as set forth on Section 5.18(b) of the Disclosure Schedule, (i) Seller is, and for the past three (3) years has been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and classification of employees, including any such Laws respecting employment discrimination and occupational safety and health requirements, and the Seller is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Seller pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the Knowledge of Seller, threatened against or directly affecting Seller; (iv) Seller has not experienced any work stoppage or other such labor difficulty during the past five (5) years; (v) to Seller’s Knowledge, Seller has not been notified nor does it have reason to believe that a complaint has been or will be filed against Seller with the U.S. Equal Employment Opportunity Commission or similar state agency; and (vi) to Seller’s Knowledge, Seller has not been notified nor does it have a reasonable basis to believe that complaint, proceeding, or action has been filed or is pending against Seller with the U.S. Department of Labor or similar state agency.

(c)       Other than in the Ordinary Course of Business, and except as may be set forth on Section 5.18(c) of the Disclosure Schedule, within the past three (3) years, no employee layoff, facility closure (whether voluntary or by Law) which has not since been re-opened, reduction-in-force, furlough, material work schedule change, or reduction in salary or wages affecting employees of Seller has occurred or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19 (including COVID-19 Measures).

(d)       Except as set forth on Section 5.18(d) of the Disclosure Schedule, within the past three (3) years, there has not been any litigation, charge, petition, or complaint, including any action by a Governmental Authority, relating to, any written allegation of or relating to, or to the Seller’s Knowledge, any unwritten allegation of or relating to, unfair labor practices, discrimination, retaliation, sexual harassment, other unlawful harassment, sexual misconduct, violation of any other Law with respect to employment, or breach of Seller’s policy relating to the foregoing, in each case involving any current or former employee, director, officer or independent contractor (in relation to his or her work for Seller) of Seller, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor, to the Seller’s Knowledge, has any such litigation, charge, petition, complaint, settlement or other arrangement been threatened. To the Seller’s Knowledge, there are no consensual or non-consensual sexual relationships between any officer or supervisor-level employee of Seller, on the one hand, and any direct report or other subordinate of any of the foregoing individuals, on the other hand. To the Seller’s Knowledge, there has been no internal complaint or report of discrimination or harassment (including sexual harassment) made by an employee of Seller during the three (3) years prior to the Closing Date.

(e)       All individuals who have provided services to Seller as independent contractors have been properly classified as independent contractors under applicable Laws, rather than as employees of Seller, and Seller has no Liability with respect to the misclassification of any such individuals during the past three (3) years.

Section 5.19 Employee Benefit Plans.

(a)       Each Employee Benefit Plan is listed on Section 5.19(a) of the Disclosure Schedule. Except as set forth on Section 5.19(a) of the Disclosure Schedule, each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements if any, of ERISA, the Code, and other applicable legal requirements. No such Employee Benefit Plan is under audit by the IRS or the U.S. Department of Labor.

(b)       All contributions, premiums or other payments due for all periods ending on or before the Closing Date have been paid or will be paid with respect to each Employee Benefit Plan. Each of the Employee Benefit Plans can be terminated at any time in the sole discretion of the Seller, without any additional contribution to such Employee Benefit Plan, except as may be the case for any tax-qualified defined benefit plan, or the payment of any additional compensation, except as may be the case for any ESOP, or amount or acceleration of any benefits (other than accelerated vesting with respect to tax qualified retirement plans and additional benefits under the ESOP, which shall not require any additional contribution to be made). Nothing prohibits the prompt distribution of all amounts under any Employee Benefit Plan subject to Section 401(a), 403(a) or 403(b) of the Code upon termination of such Employee Benefit Plan (subject to completion of the Pension Benefit Guaranty Corporation’s standard termination process and the purchase of insurance annuities on behalf of participants, each in the case of any tax-qualified defined benefit plans). No termination, discontinuance, load or other similar fee or expense is payable or shall be assessed in connection with the discontinuance of contributions to, and/or the amendment or termination of, any of the Employee Benefit Plans. Without limiting the foregoing, all costs and expenses relating to Employee Benefit Plans terminations, including the satisfaction of any ESOP loan, shall be fully absorbed by the Seller.

(c)       Except as set forth on Section 5.19(c) of the Disclosure Schedule, Seller is not a party to or bound by any employment, change in control or similar type agreement with any employee or service provider.

(d)       All of Seller’s BOLI policies set forth on Section 5.19(d) of the Disclosure Schedule are fully paid, with no further premium payments or other future Liabilities associated with such policies due or owing.

Section 5.20 Environmental Matters.

(a)       As used in this Agreement, “Environmental Laws” means all Laws pertaining to environmental, health and/or safety matters in all jurisdictions in which Seller has done business or owned, leased or operated property, including but not limited to the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

(b)       To the Knowledge of Seller, (i) Seller and its operations, the Seller Real Estate, and the Leasehold Interests are in material compliance with applicable Environmental Laws; (ii) there has been no release of Hazardous Materials at or affecting the Seller Real Estate or the Leasehold Interests; (iii) there are no Hazardous Materials in conditions at, on or beneath the Seller Real Estate or the Leasehold Interests that exceed applicable standards under Environmental Laws; (iv) there are no underground storage tanks located at, on or under the Seller Real Estate or Leasehold Interests; and (v) no Seller Real Estate or Leasehold Interests are currently listed on or proposed for listing on the United States Environmental Protection Agency’s National Priorities List, or any other analogous state governmental list of properties or sites with known or suspected contamination conditions and/or that require investigation, remediation or other response action under applicable Environmental Laws.

(c)       To the Knowledge of Seller after reasonable investigation, Seller has not received any notice, request for information or Claim from any Person indicating that Seller or Seller’s business is or was in violation of any Environmental Law or that Seller is responsible (or potentially responsible) with respect to any Hazardous Materials at, on or beneath any Seller Real Estate, the Leasehold Interests or any other real property.

(d)       To the Knowledge of Seller, Seller has provided Buyer with copies of all material environmental documentation in its possession or control pertaining to its operations, the Seller Real Estate, the Leasehold Interests, any Liabilities pursuant to Environmental Law and/or any other environmental, health or safety matters.

Section 5.21 No Undisclosed Liabilities. Seller does not have any material Liability, (and, to the Knowledge of Seller, there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, Claim or demand against Seller giving rise to any such Liability) required in accordance with GAAP to be reflected in an audited balance sheet of Holding Company or the notes thereto, except (i) for Liabilities set forth or reserved against in the Holding Company Financial Statements as of December 31, 2023; (ii) for Liabilities occurring in the Ordinary Course of Business of Seller since December 31, 2023; (iii) Liabilities relating to the Transactions contemplated by this Agreement; and (iv) as may be disclosed on Section 5.21 of the Disclosure Schedule.

Section 5.22 Litigation. Except as set forth in Section 5.22 of the Disclosure Schedule, (a) there is no Claim pending against Seller or the Holding Company, or to the Knowledge of Seller, threatened against or affecting Seller or the Holding Company; (b) neither the Holding Company nor the Seller have been the subject of or party to any Claim within the last three (3) years; and (c) there are no outstanding Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Holding Company or Seller.. There are no Claims pending, or to Seller’s knowledge threatened, against or by Seller or the Holding Company or any of their officers or directors that challenge or seek to prevent, enjoin or otherwise delay the Transactions

Section 5.23 Performance of Obligations. Seller has performed in all material respects all obligations required to be performed by it to date under the Contracts, the Deposits, and the Loan Documents and Seller is not in material default under, and, to Seller’s Knowledge, no event has occurred which, with the lapse of time or action by a third party, could result in a material default under, any such agreements or arrangements.

Section 5.24 Compliance with Law. Seller has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business in all material respects, all of which are valid and in full force and effect. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such all licenses, franchises, permits and other governmental authorizations. The Holding Company and the Seller have complied, for the last three (3) years, and are now in compliance in all material respects with all applicable Laws.

Section 5.25 Brokerage. Except as set forth on Section 5.25 of the Disclosure Schedule, no Person has any Claims, agreements or entitlement for brokerage commissions, finders’ fees, or similar compensation in connection with this Agreement or the Transactions payable by Seller or Holding Company.

Section 5.26 Records. The Records to be delivered to Buyer under Section 2.01 are and shall be sufficient to enable Buyer to conduct a banking business with respect thereto under the same standards as Seller has heretofore conducted such business. Seller shall not retain any Records except for those Records strictly necessary and required for the disposition of Seller’s charter post-Closing.

Section 5.27 Community Reinvestment Act. Seller received a rating of “Needs Improvement” in its most recent examination or interim review with respect to the Community Reinvestment Act.

Section 5.28 Insurance. Section 5.28 of the Disclosure Schedule sets forth a true and complete list of all Insurance Policies. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Holding Company and subsidiaries are a party or by which the Holding Company and subsidiaries are bound, are adequate for the risk or hazard insured against and are customary in amount and scope for the lines of business in which the Seller and Holding Company participate. All amounts due and payable under such insurance policies are fully paid, and all such insurance policies are in full force and effect and there has been no lapse in coverage. To Seller’s Knowledge, no event has occurred which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination thereunder, or in any manner release any party thereto from any obligation under any insurance policy maintained by or on behalf of Seller. Except as set forth on Section 5.28 of the Disclosure Schedule, there are no pending claims under Insurance Policies. The Seller has made available to Buyer copies of loss runs for each of the Insurance Policies for each of the past three (3) years.

Section 5.29 Regulatory Enforcement Matters. Except as set forth on Section 5.29 of the Disclosure Schedule, the OCC Agreement, and except for matters which would be considered confidential supervisory matters under applicable federal Law, regulation or written policy, neither the Seller nor Holding Company is subject to, nor received notice that it may become subject to, any Order, agreement or memorandum of understanding by or with, and Seller is not party to any commitment letter or similar undertaking to, and Seller is not a recipient of any extraordinary supervisory agreement letter from, any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of financial institution deposits or any other governmental agency having supervisory or regulatory authority with respect to Seller.

Section 5.30 Regulatory Approvals. To Seller’s Knowledge, the information furnished by Seller for the purpose of enabling Seller or Buyer to complete and file all requisite regulatory applications for approval of the Transactions is or will be true and complete in all material respects as of the date so furnished. To Seller’s Knowledge, there are no facts related to Seller which Seller has not disclosed to the Buyer in writing, which, insofar as Seller can now reasonably foresee, may impair or delay the ability of the Buyer or Seller to obtain the Regulatory Approvals.

Section 5.31 Representations Regarding Financial Condition.

(a)       Neither Seller nor Holding Company is entering into this Agreement or engage in the Transactions in an effort to hinder, delay or defraud present or past creditors of either of them or their Affiliates.

(b)       Seller and Holding Company (individually and together) is and are currently, and immediately after giving effect to the Transactions contemplated hereby solvent and shall: (a) be able to pay their debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on their business. In connection with the Transactions contemplated hereby, Seller and Holding Company have not incurred, nor plan to incur, debts beyond their ability to pay as they become absolute and matured.

(c)       Seller has no intention to file proceedings for bankruptcy, insolvency or any similar proceeding for the appointment of a receiver, conservator, trustee, or guardian with respect to its business or assets prior to the Closing.

(d)       Since December 31, 2023, Seller has not (i) paid or declared any dividend or made any other distribution to its shareholders except in the Ordinary Course of Business, and (ii) except as would not result in material Liability to Seller, had any material business interruptions or material Liabilities, including (a) the material failure of Seller’s employees, agents and service providers to timely perform services, (b) any material labor shortages, (c) material reductions, taken as a whole, in customer/client demand, (d) any Claim of force majeure by Seller or a counterparty to any material contract, (e) materially reduced hours of operations or materially reduced aggregate labor hours, or (f) material restrictions on uses of the Seller’s main office.

Section 5.32 Data Security Requirements.

(a)       Seller (i) has collected, stored, and processed all Personal Information, Business Data and other protected information in material compliance with (A) Seller’s own rules, policies, and procedures (whether physical or technical in nature, or otherwise), (B) all applicable Laws and the Payment Card Industry Data Security Standard (PCI DSS), and (C) agreements Seller has entered into or by which it is bound (collectively, “Data Security Requirements”) and (ii) in the past five (5) years has complied with, and is in compliance with, all Data Security Requirements. The consummation of the transactions contemplated by this Agreement and the transfer of any information in connection therewith will not breach or otherwise cause any violation of any Data Security Requirements.

(b)       Seller has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of Personal Information and Business Data in the conduct of its Ordinary Course of Business. Neither Seller nor Holding Company has (i) experienced any actual, alleged, or suspected Security Incident involving Personal Information or Business Data, or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other proceeding by any Governmental Authorities or other Person concerning Seller’s or Holding Company’s collection, use, processing, storage, transfer, or protection of Personal Information or Business Data or actual, alleged, or suspected violation of any applicable Law, standard, policy, notice, or statement concerning privacy, data security, or data breach notification, and, to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such action.

(c)       Seller has sufficient rights to use all IT Assets in connection with the operation of Seller’s business as presently conducted all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. Seller’s IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of Seller’s business. Seller’s IT Assets are free from material bugs and other defects, and have not materially malfunctioned or failed within the past five (5) years. None of the products and services, including websites, offered by Seller, nor any of Seller’s IT Assets, contain any disabling device, virus, worm, back door, trojan horse or other disruptive or malicious code that may or are intended to materially impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

(d)       Seller has implemented reasonable backup, security and disaster recovery measures and technology, including procedures and technology to provide for the backup, archival storage and recovery of Personal Information and Business Data.

Section 5.33 Intellectual Property.

(a)       Section 5.33(a) of the Disclosure Schedule sets forth (a) all registered Intellectual Property owned or purported to be owned by the Seller or any of its Affiliates and used in the business of the Seller; and (b) unregistered trademarks, trade names, service marks, logos, corporate names and fictitious names Seller has been known as or that were used in connection with Seller’s business in the last six (6) years; (c) domain names, websites, social medial accounts and telephone numbers used by Seller in connection with its business in the last six (6) years.

(b)       Seller owns or possesses all right to Intellectual Property necessary for or material to the conduct of the business of Seller in substantially the same manner as conducted prior to the Closing.

(c)       The Seller has not, in any material respects: (i) infringed or misappropriated, or is infringing on or misappropriating, or otherwise violating any rights, including any Intellectual Property rights, of any third party; or (ii) engaged, or is engaging, in unfair competition prohibited by Law against any third party. No third party has in any material respects during the past six years: (1) infringed or misappropriated, or is infringing on or misappropriating, the Intellectual Property of Seller; or (2) ever engaged, or is engaging, in unfair competition prohibited by Law against Seller.

(d)       Seller is the exclusive owner of all rights, title and interest in and to all Intellectual Property included in the Assets (with no breaks in the chain of title thereof), free and clear of any Encumbrances. Seller has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property to any other Person. No Intellectual Property owned or used by Seller is subject to any Contract pursuant to which Seller has deposited, or would be required in any circumstances to deposit, into escrow any of the Intellectual Property for the benefit of such third party.

(e)       Immediately following the Closing, Buyer will be permitted in all material respects to exercise all of Seller’s rights in, to and under all Intellectual Property owned or used by Seller to the same extent Seller would have been able to had the Transactions not occurred and without the payment of any additional funds other than ongoing fees, royalties or payments which Seller would otherwise be required to pay for the use of such Intellectual Property in the Ordinary Course of Business.

Section 5.34 Transactions with Affiliates. Except for employment agreements with employees, neither the Holding Company nor Seller has any Liability to any of their Affiliates or officers and directors, nor does any such Affiliate officer or director owe any debt to them. No Affiliate, officer or director of Holding Company or Seller: (i) owns or has an interest in any property which is related to the Seller or is used in the operation thereof; (ii) is a lessee or lessor or sublessee or sublessor of any property which lease, sublease or property is material to the Seller is used in the operation thereof; or (iii) is a party to any contractual obligation that materially affects the operation thereof.

Section 5.35 Opinion of Financial Advisor. Prior to execution of this Agreement, the board of directors of Holding Company has received the opinion of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, the Cash Purchase Price in purchase of Assets, taking into account certain matters relating to the Transactions (as specified in such opinion) is fair, from a financial point of view, to Holding Company, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

Section 5.36 Limitation of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE EXHIBITS, DISCLOSURE SCHEDULE, AGREEMENTS AND DOCUMENTS CONTEMPLATED BY THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS BEING TRANSFERRED TO OR LIABILITIES BEING ASSUMED BY BUYER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

Section 5.37 Disclosure. No representation or warranty contained in this Article V and no statement or information relating to Seller or the Assets or Assumed Liabilities contained in (i) this Agreement (including the Disclosure Schedule and Exhibits hereto), or (ii) in any certificate or document furnished or to be furnished by or on behalf of Seller to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER

On or prior to the date hereof, Buyer has delivered to Seller a schedule (“Buyer Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision of this Agreement or (ii) as an exception to one or more representations or warranties contained in this Article VI or to one or more of Buyer’s covenants contained in Article VII. Except as otherwise specified herein, the reports provided with the Buyer Schedule are prepared as of the date indicated thereon.

Except as disclosed in the Buyer Schedule, as of the date hereof and as of the Closing Date, Buyer represents and warrants to Seller and Holding Company as follows:

Section 6.01 Organization and Authority. Buyer is a federally chartered credit union duly organized, validly existing, and in good standing (to the extent applicable) under the Laws of the United States with full power and authority to carry on its business as now being conducted and to own and operate the properties which it now owns and/or operates. The deposit accounts of Buyer are insured by the NCUA, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. The execution, delivery, and performance by Buyer of this Agreement are within Buyer’s corporate power and have been duly authorized by all necessary corporate action. The board of directors of Buyer has approved this Agreement and the Transactions to which Buyer is a party at a meeting of the board of directors of Buyer duly held. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller and Holding Company) constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the General Exceptions.

Section 6.02 Conflicts; Defaults. Except for the Regulatory Approvals, neither the execution and delivery of this Agreement by Buyer nor the consummation of the Transactions will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any order, Law, contract, instrument or commitment to which Buyer is a party or by which Buyer is bound, (ii) violate the creation documents or bylaws of Buyer, (iii) require any consent, approval, authorization or filing under any Law, judgment, order, writ, decree, permit or license to which Buyer is a party or by which Buyer is bound, or (iv) require the consent or approval of any other party to any material contract, instrument or commitment to which Buyer is a party. Buyer is not subject to any agreement or understanding with any Governmental Authority which would prevent or adversely affect the consummation by Buyer of the Transactions.

Section 6.03 Litigation. There is no action, suit, proceeding or investigation pending against Buyer, or to the Knowledge of Buyer, threatened against or affecting Buyer, before any Governmental Authority which alone or in the aggregate would, if adversely determined, adversely affect the ability of Buyer to perform its obligations under this Agreement, which in any manner questions the validity of this Agreement or which could have a Material Adverse Effect on Buyer. Buyer is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding or investigation.

Section 6.04 Regulatory Approvals. The information furnished or to be furnished by Buyer for the purpose of enabling Seller or Buyer to complete and file all requisite regulatory applications is or will be true and complete as of the date so furnished. To Buyer’s Knowledge there are no facts which would prevent Buyer from obtaining all requisite regulatory approvals or to perform its obligations pursuant to this Agreement.

Section 6.05 Financial Ability. Buyer will have the financial ability to pay the Purchase Price for the Assets and assume the Assumed Liabilities as provided in this Agreement and will be “well capitalized” under NCUA regulations at the Closing Date upon consummation of the Transactions, including the payment of the Purchase Price.

Section 6.06 Financial Information. Buyer’s audited consolidated balance sheet as of December 31, 2023, and the related audited consolidated income statement for the year then ended, together with the notes thereto, have been provided by Buyer to Seller, have been prepared in accordance with the Accounting Standards and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of Buyer as of the date and for the periods indicated.

Section 6.07 Compliance with Law. Buyer has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business in all material respects and is conducting its business in compliance in all material respects with all applicable Laws.

Section 6.08 Disclosure. No representation or warranty contained in this Article VI and no statement or information relating to Buyer contained in (i) this Agreement (including the Disclosure Schedule and Exhibits hereto), or (ii) in any certificate or document furnished or to be furnished by or on behalf of Buyer to Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

Section 6.09 Absence of Regulatory Actions. (i) Buyer is not subject to, and has not received any notice or advice that it may become subject to, any Order, agreement, memorandum of understanding, by or with, (ii) Buyer is not party to any commitment letter or similar undertaking to, (iii) Buyer is not a recipient of any extraordinary supervisory agreement letter from, and (iv) Buyer has not adopted any policies, procedures or board resolutions at the request or suggestion of, any federal or state agency charged with the supervision or regulation of credit unions or engaged in the insurance of credit union deposits or any other Governmental Authority having supervisory or regulatory authority with respect to Buyer, in each case ((i)-(iv) inclusive) that would materially adversely affect the ability of Buyer to perform its obligations under this Agreement.

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Article VII
COVENANTS

Section 7.01 Efforts to Close. Subject to the terms and conditions of this Agreement, each of Seller, Holding Company and Buyer agrees to use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Transactions as promptly as practicable and shall cooperate fully with the other party to that end.

Section 7.02 Shareholder Approval. Holding Company agrees to take, in accordance with applicable Law and its governing documents, all action necessary to convene a special meeting of its shareholders as soon as appropriate and reasonably practicable following the date of this Agreement (but in no event more than one hundred and fifty (150) days following the date of this Agreement) to consider and vote upon the approval and/or adoption of this Agreement (in preliminary, as applicable, and definitive form, together with any amendments, revisions, or supplements thereto, the “Proxy Statement”) and the Transactions (the “Special Meeting”). Holding Company shall provide Buyer a reasonable opportunity to review and comment on the Proxy Statement. Neither Holding Company’s board of directors nor any committee thereof will (x) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Buyer or Holding Company Board Recommendation, will continue to recommend to its shareholders that they approve and/or adopt this Agreement and the Transactions, and will take any other reasonable action required, to the extent consistent with the duties of directors under Maryland law, as the case may be, to permit and cause consummation of the Transactions, unless, after consulting with and considering the advice of outside counsel and its financial advisor, such board of directors determines in good faith that to do so would be inconsistent with the duties of directors under Maryland Law, as the case may be. For purposes of this Agreement, any breach of Holding Company’s obligations under this Section 7.02 shall be deemed to be a breach by each of Holding Company and Seller.

Section 7.03 Field of Membership. Buyer shall take all commercially reasonable actions necessary to ensure that all customers of Seller shall be included in Buyer’s field of membership as defined in its charter, including, but not limited to, receiving regulatory approval to amend its charter to such effect as of or prior to the Closing Date.

Section 7.04 Press Releases. Each of Buyer and Seller agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to this Agreement or the Transactions (except for any release or statement that, in the opinion of outside counsel to such party, is required by Law and as to which such party has used its reasonable best efforts to discuss with the other party in advance or that is consistent with a prior approved or issued press release). Notwithstanding the foregoing, the parties agree to issue a joint press release, in form and substance mutually acceptable to the parties, not later than three (3) Business Days of the execution of this Agreement and Closing.

Section 7.05 Access to Records and Information; Personnel; Customers.

(a)       From and after the date of this Agreement and upon reasonable advance notice, Seller shall afford to Buyer and its Representatives reasonable access during regular business hours to the offices, properties, books, contracts, commitments and records of Seller in order that Buyer may have full opportunity to make such investigations as it shall desire of the Deposits, Assets, Assumed Liabilities and the operations at Seller’s locations; provided, however, that Seller shall not be required to take any action: (i) that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights (including, but not limited to, privacy) or business interests or confidences of any Person; (ii) that would result in the waiver by Seller of the privilege protecting communications between it and any of its counsel; or (iii) which would violate banking Laws. From and after the date of this Agreement, the officers of Seller shall furnish Buyer with such additional financial and operating data and other information relating to the assets, properties and business of Seller as Buyer shall from time-to-time reasonably request. Communications may be sent prior to receipt of Regulatory Approvals upon the consent of both Buyer and Seller. Seller shall consent, upon reasonable advance notice, to the review by the officers and authorized representatives of Buyer of the reports and working papers of Seller’s independent auditors (upon reasonable advance notice to such auditors).

(b)       After the receipt of all required regulatory approvals, and the approval of this Agreement and the Transactions by the shareholders of Holding Company, Buyer may elect, at its own expense and to the extent permitted by applicable Law, to deliver information, brochures, bulletins, press releases, and other communications to depositors, borrowers and other customers of Seller concerning the Transactions and concerning the business and operations of Buyer; provided, however, Seller must consent to any such written communications before they are sent, which consent will not be unreasonably withheld, conditioned, or delayed. Communications may be sent prior to regulatory approvals only upon the consent of both Buyer and Seller.

(c)       As they are available following the date hereof, but in no event more frequently than monthly (except with respect to subsection (1) which shall at all times be remitted as they become available), and through the Closing Date, Seller shall provide information to Buyer in a format reasonably acceptable to Buyer concerning the status of the following matters:

(1)       Any communication from or contacts by any Regulator concerning any regulatory matters affecting Seller as to which such Regulator has jurisdiction, unless, in the reasonable judgment of Seller’s counsel, such disclosure: (i) would violate any banking Laws or fiduciary duties; (ii) would likely be objectionable to the applicable Regulator; (iii) is non-disclosable confidential information; or (iv) is an immaterial routine communication between Seller and such Regulator.

(2)       Current information on the quality and performance of the Loans including information on the status of any delinquencies, non-performing Loans, loans past due more than thirty (30) days, loans placed on non-accrual status and status of OREO, and information indicating that any of the representations and warranties relating to the Loans in Section 5.07, Section 5.08, or Section 5.09 are no longer accurate in all material respects;

(3)       Information concerning the total Deposits and by deposit product, their weighted average interest rate.

(4)       Information concerning Seller’s investment portfolio valuation report and derivatives valuation information.

(d)       Within five (5) days following the monthly meeting of Seller’s board of directors between the date hereof and the Closing Date, Seller shall provide Buyer with unaudited financial statements of Seller, including unaudited balance sheets and income statements for the month preceding such monthly board of directors meeting prepared in accordance with Seller’s current internal practices.

(e)       From the date of this Agreement to the Closing Date, Seller will cause one or more of Seller’s designated representatives to confer on a reasonable basis with the President/CEO of Buyer (or his or her designees) to report the general status of the ongoing operations of Seller.

Section 7.06 Operation in Ordinary Course.

(a)       From the date hereof to the Closing Date, Seller and the Holding Company shall, and the Holding Company shall cause the Seller to (1) conduct its business in the Ordinary Course of Business; (2) not take actions with respect to the Seller Real Estate, the Deposits, the Assumed Liabilities, or the Assets except in the Ordinary Course of Business; (3) use commercially reasonable efforts, but in no event less than in Seller’s Ordinary Course of Business, to maintain good relationships with its employees, customers, suppliers, distributors, licensors, licensees, and other Persons having material business relationships with it and not provide communications to any such Persons without providing an advance copy thereof to the Buyer, which communication shall be subject to the Buyer’s approval which will not be unreasonably withheld or delayed; (4) maintain its books of accounts and records in the usual, regular and ordinary manner accordance with Accounting Standards and Law; (5) maintain licenses and permits necessary for the conduct of its business and maintain compliance with all Laws, permits, licenses, regulatory requirements and agreements to which it is subject or by which it is bound; (6) provide Buyer with prompt written notice of any Claim instituted or threatened against Seller or Holding Company; (7) notify the Buyer of any event, change, or effect which individually or in the aggregate causes or would be reasonably expected to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein; (8) use all best efforts to comply with the OCC Agreement, including all amendments, modifications, expansions and adjustments thereto; (9) not purchase, acquire or take assignment of any Loans or pools of Loans from any Person; (10) not make any new Loan or acquire any new Loan that would be an Non-Compliant Loan; and (11) continue in full force and effect without modification all insurance policies, except as required by applicable Law

(b)       Without limiting Section 7.06(a), except as otherwise expressly required or permitted under this Agreement, prior to the Closing Date, neither the Seller nor Holding Company shall and the Holding Company shall cause the Seller to not, unless required by any Law or any Regulator, including, without limitation, the OCC Agreement, or with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed:

(1)       fail to maintain the Fixed Assets and Seller Real Estate and Leasehold Interests in their present state of repair, order and condition, reasonable wear and tear and casualty excepted;

(2)       fail to charge off assets in accordance with Accounting Standards;

(3)       (i) authorize or enter into any new Contract, or voluntarily renew any existing Contract for more than one (1) year which obligates Seller to expend $25,000 or more in a twelve (12) month period or $100,000 in the aggregate; (ii) authorize or enter into any new Contract that would constitute a Material Contract; (iii) amend, modify or supplement any Contract relating to or affecting its operations or involving any of the Assets or Assumed Liabilities which obligates Seller to expend $50,000 or more, in the aggregate or amend, modify or supplement any Material Contract; provided, however, in the case of clause (iii), Seller may amend, modify, or supplement any of the Contracts set forth on Section 5.16 of the Disclosure Schedule, if such Contract, as amended, modified, or supplemented is terminable at will by Seller upon thirty (30) days advance written notice and without any Liability; or (iv) accelerate, terminate or cancellation of any Material Contract, other than a Material Contract that expired by its terms and was not renewed;

(4)       take any action, or enter into or authorize any transaction, other than in the Ordinary Course of Business, relating to or affecting its operations or involving any of the Assets or Assumed Liabilities;

(5)       knowingly and voluntarily take any act which, or knowingly and voluntarily omitting to do any act the omission of which, likely would result in a breach of any Material Contract, or any material commitment or obligation of Seller or Holding Company;

(6)       make any material changes in its accounting systems, policies, principles or practices relating to or affecting its operations or involving any of the Assets or Assumed Liabilities, except as required to comply with the Accounting Standards and Law;

(7)       enter into or renew any data processing service contract; except if any such service contract expires within one year after the date of this Agreement, it may be renewed for a period up to one year;

(8)       make any new Loan, nor any extension of credit or renewal to any customer, in a single Loan (i) over $75,000 with respect to Auto Receivables, (ii) $200,000 with respect to Home Equity Loan or (iii) $500,000 with respect to Residential Mortgage Loans or acquire any portfolio of Loans, except after delivering to Buyer written notice, including a complete loan package for such Loan, in a form consistent with Seller’s written policies and practice made available to Buyer, at least three (3) Business Days prior to the origination of such Loan, and such Loan shall be made in the Ordinary Course of Business consistent with past practice, Seller’s current written loan policies and applicable rules and regulations of applicable Governmental Authorities with respect to the amount, term, security and quality of such borrower or borrower’s credit. Loans are subject to a maximum Loan to value of Ninety Percent (90%) for Auto Receivables, and Home Equity Loans. Residential Mortgage Loans having a Loan to value of Eighty Percent (80%) or more require private mortgage insurance. All Residential Mortgage Loans will be compliant with FNMA and FHLMC Law. Without limiting the foregoing, Buyer may provide feedback to Seller on any Loan for which Seller provides notice to Buyer pursuant to this Section;

(9)       transfer, assign, otherwise dispose of any of Fixed Assets except for the replacement of furniture, fixtures and equipment in the Ordinary Course of Business, and except for any Excluded Assets;

(10)       except as set forth on Section 7.06(b)(10) of the Disclosure Schedule, invest in any Fixed Assets or improvements, except for replacements of furniture, furnishings and equipment, normal maintenance and refurbishing, purchased or made in the Ordinary Course of Business and for emergency and casualty repairs and replacements;

(11)       except as set forth on Section 7.06(b)(11) of the Disclosure Schedule, increase or agree to increase the salary, remuneration, or compensation of its employees, other than in the Ordinary Course of Business or establish, modify or (except as contemplated in Section 7.28 and Section 8.03) terminate any Employee Benefit Plan;

(12)       pay incentive compensation to employees in excess of $50,000 in the aggregate for purposes of retaining their services through the Closing Date or maintaining Deposit levels through the Closing Date, unless the Seller agrees in writing that such compensation shall be an Excluded Liability;

(13)       enter into any new employment agreements with employees or any consulting or similar agreements with directors of Seller, provided, however that annual renewals of existing agreements set forth on Section 5.19(c) of the Disclosure Schedule renewed in the Ordinary Course of Business and on the same terms are permitted; provided, further, however that Seller shall be permitted to engage the assistance of temporary or contract employees, to the extent Seller deems necessary, to assist Seller in the performance of its obligations under this Agreement provided that such arrangements do not have an aggregate cost of more than $100,000.00;

(14)       amend or modify any of its promotional, deposit account or practices other than amendments or modifications in the Ordinary Course of Business and otherwise consistent with the provisions of this Agreement;

(15)       fail to maintain deposit rates substantially in accordance with past standards and practices;

(16)       change or amend its schedules or policies relating to service charges or service fees, except in the Ordinary Course of Business;

(17)       fail to comply in all material respects with the Contracts;

(18)       except in the Ordinary Course of Business (including creation of deposit Liabilities, entering into repurchase agreements, purchases or sales of federal funds, and sales of certificates of deposit, and FHLB and Federal Reserve Bank borrowings), borrow or agree to borrow any material amount of funds or directly or indirectly guarantee or agree to guarantee any material obligations of others except pursuant to outstanding letters of credit;

(19)       purchase or otherwise acquire any investment security for its own account that exceeds $1,000,000 or purchase or otherwise acquire any security, other than U.S. Treasury or other governmental obligations or mortgage-backed securities issued or guaranteed by United States governmental or other governmental agencies, the Federal Home Loan Bank, Fannie Mae, Freddie Mac, or Federal Farm Credit Bureau, in either case having an average remaining life of two (2) years or less, or engage in any activity that would be inconsistent with the classification of investment securities as “available for sale”. Without limiting the foregoing, the Seller shall not acquire any investment security for its own account that cannot be legally held by Buyer;

(20)       except as required by applicable Law or by the OCC Agreement: (1) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; (3) increase or decrease the rate of interest paid by Seller on any deposit product, including, without limitation on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; provided that Seller shall provide notice to Buyer within three (3) Business Days after increasing its advertised rates on deposit products; or (4) in all material respects with respect to managing its exposure to interest rate risk, fail to use commercially reasonable means to manage its aggregate exposure to interest rate risk;

(21)       voluntarily take any action that would change Seller’s loan loss reserves which is not in compliance with Seller’s past practices consistently applied and in compliance with Accounting Standards;

(22)       not declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any equity securities of Seller, except for regular dividends or distributions paid by Seller to Holding Company in the Ordinary Course of Business;

(23)       settle or compromise, or offer or propose to settle or compromise, (1) any Claim involving or against Seller, other than any settlement or compromise solely for monetary relief of not more than $75,000.00 individually or $150,000.00 in the aggregate and that does not involve any equitable relief or limitations on the conduct of Seller and which does not include any findings of fact or admission of culpability or wrongdoing by Seller, or (2) any proceeding that relates to the Transactions; fail to pay any Taxes or make or change any tax election, change an annual tax accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes;

(24)       amend the Charter Documents of the Holding Company or Seller;

(25)       split, combine or reclassify any shares of the capital stock of the Holding Company or Seller;

(26)       issue, sell or otherwise dispose of any of its capital stock (other than in connection with the exercise of options outstanding on the date of this Agreement as required by the terms of such options), or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any capital stock of the Seller;

(27)       impose any Encumbrance (other than Permitted Encumbrances) upon any of the Seller’s properties, capital stock or assets, tangible or intangible;

(28)       approve or adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(29)       acquire by merger or consolidation with, or by purchase a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(30)       enter into a collective bargaining agreement or recognize a union, works council or labor organization as representation for any employees of the Holding Company or the Seller;

(31)       incur, assume or guarantee any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(32)       enter into a new line of business, restore a line of business previously discontinued by Seller, or abandon or discontinue of existing lines of business;

(33)       institute or threaten any Claims (i) against any current or former employee, officer or director of Holding Company or Seller; (ii) any against Party to any Material Contract; (iii) except for the foreclosure of Loans in the Ordinary Course of Business, against any Person that seeks or would reasonably be expected to involve monetary relief of more than $75,000.00 individually or $150,000.00 in the aggregate or that seeks non-monetary relief;

(34)       engage in any internal restructuring that would result in any Person other than the Holding Company owning the Seller or any other Person holding Assets and Liabilities of the Seller; or

(35)       enter into any Contract (conditional or otherwise) to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 7.06 shall prohibit Seller from paying Excluded Liabilities, Excluded Transaction Expenses or any expenses that have been accrued in the Ordinary Course of Business.

Section 7.07 Regulatory Applications. As promptly as practicable after the date of this Agreement, but in no event later than seventy five (75) days after the date of this Agreement, Buyer and Seller, as applicable, shall file all applications, filings, notices, consents, permits, requests, or registrations required to obtain authorizations of any Regulator to consummate the Transactions, which shall include, without limitation, an application by Buyer to amend its charter, to the extent necessary, to ensure that its field of membership shall include all, or substantially all, customers of Seller and such charter amendment shall be approved by the NCUA and made by Buyer prior to the Closing Date; provided, however, that no party shall be in default of this provision if their failure to file such application(s) results from the failure of the other party to provide information necessary for the completion of the application(s). In addition, Buyer shall take all actions necessary so that the Deposits transferred to Buyer are insured by the National Credit Union Share Insurance Fund, to the maximum extent permitted by Law, immediately following the Effective Time. Seller will file an application for approval of liquidation at the appropriate time pursuant to applicable guidance and requirements to seek dissolution of its charter. Buyer and Seller will use their commercially reasonable efforts to obtain such authorizations from the Regulators as promptly as practicable and will consult with one another with respect to the obtaining of all such authorizations necessary or advisable to consummate the Transactions, including, without limitation, any amendment to the charter of Buyer necessary to amend Buyer’s field of membership as required by this Agreement. Seller and Buyer agree to use their commercially reasonable efforts to cooperate in connection with obtaining such authorizations, including Seller’s delivery of non-confidential Records to the Buyer to satisfy the Buyer’s regulatory filings. Each party will keep the other party apprised of the status of all applications, filings and material matters relating to completion of the Transactions. Copies of the non-confidential portions of applications, supplements, filings and correspondence related to the Transactions to, from and between each party and its respective Regulators shall be promptly provided to the other party. Each of Buyer and Seller agrees, upon request, to furnish the other party, in advance of the filing, with all non-confidential information concerning itself and its respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of Buyer or Seller to any Regulator. Buyer and Seller shall promptly advise each other upon receiving any communication from any Regulators or other Governmental Authority whose consent or approval is required for consummation of the Transactions that causes such party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such required consent or approval will be materially delayed. The Parties agree that they will request, and use their best efforts to obtain, confidential treatment for this Agreement, the Disclosure Schedule and related ancillary documents that are submitted as exhibits to the regulatory applications and filings made pursuant to this Section 7.07.

Section 7.08 Third Party Consents. Buyer and Seller will take all actions reasonably necessary to obtain any required consents of third parties necessary to consummate the Transactions in a reasonable timeline prior to the Closing Date. Buyer and Seller will consult with one another with respect to the obtaining of all such consents. Seller and Buyer agree to use their commercially reasonable efforts to cooperate in connection with obtaining such consents.

Section 7.09 Title Insurance and Surveys. Seller shall make available to Buyer, within thirty (30) days after the date of the Agreement, copies of its most recent owner’s closing title insurance policy, binder or abstract and surveys on each parcel of the Seller Real Estate, or such other evidence of title reasonably acceptable to Buyer. Buyer may, at its expense, receive updated ALTA title commitments, abstracts and/or surveys on such Seller Real Estate at the Closing, as Buyer shall reasonably request.

Section 7.10 Environmental Matters; Property Condition Reports.

(a)       Seller will make available to Buyer copies of any environmental reports it has obtained or received with respect to the Seller Real Estate and Leasehold Interests within ten (10) days after the date hereof. Without limiting the foregoing, Buyer in its discretion, within thirty (30) days after the date hereof, may commission its own Phase I environmental reports with respect to any Seller Real Estate. If Buyer’s Phase I reports identify any “recognized environmental conditions” (“RECs”) or other known or suspected environmental conditions that warrant further investigation or evaluation in the opinion of Buyer and Buyer’s Phase I consultant, Buyer shall promptly notify Seller and then Buyer may proceed to conduct a Phase II environmental investigations and/or other evaluations at the Seller Real Estate with respect to any such RECs or other environmental conditions. All costs of any Phase I investigations and any Phase II investigations or other Buyer environmental due diligence requested pursuant to this Section shall be at Buyer’s sole cost and expense. Buyer does hereby agree to restore at its cost any property for which it has undertaken an environmental investigation to substantially the same condition existing immediately prior to such investigation.

(b)       Buyer may, at its own cost, order and receive a property condition assessment report to be prepared for each piece of Seller Real Estate and Leasehold Interests (each, a “Reviewed Property”) to be conducted by a reputable third party with expertise in conducting such property assessments chosen by Buyer in its reasonable discretion. Buyer shall have fifteen (15) Business Days from the receipt of each property condition assessment report to notify Seller that the applicable report identified repairs which are “critical” repairs that relate to the roof of the Reviewed Property, the mechanical systems of the Reviewed Property or the structural components of the Reviewed Property; provided, that any assessment of a Reviewed Property that is a Leasehold Interest shall only recommend remedial or corrective actions that Seller, as lessee of such property, is required to take pursuant to the lease for such Leasehold Interest. In addition, Buyer shall cause each Reviewed Property to be restored to its condition prior to any such assessment activities if such assessment activities alter the condition of such Reviewed Property.

Section 7.11 Further Assurances.

(a)       On and for a period of ninety (90) (or such shorter date that the Seller remains in existence) days after the Closing Date, Seller and Holding Company shall (i) give such reasonable further assistance to Buyer and shall execute, acknowledge, and deliver all such instruments and take such further action as may be necessary and appropriate to effectively vest in Buyer full, legal, and equitable title to the Assets, and (ii) use its reasonable efforts to assist Buyer in the orderly transfer of the Assets, Assumed Liabilities and Deposits being acquired by Buyer.

(b)       Each party agrees to send promptly to the other party any payments, documents or instruments a party receives after the Closing which belongs to another party.

Section 7.12 Payment of Items. From and after the Closing Date, Buyer agrees to pay, to the extent of sufficient available funds on deposit, all properly drawn items, including ACHs, checks, drafts, and negotiable orders of withdrawal timely presented to it by mail, over its counters, or through clearings if such items are drawn by depositors whose Deposits or accounts on which such items are drawn are Deposits, whether drawn on the check or draft forms provided by Seller, for at least one-hundred eighty (180) days after the Closing Date, or on those provided by Buyer. In addition, Buyer shall, in all other respects, discharge the duties, Liabilities and obligations with respect to the Deposits to the extent such duties, Liabilities or obligations occur following the Closing.

Section 7.13 Delivery of Fixed Assets.  Seller hereby agrees that (i) the personal property owned by Seller to be delivered on the Closing Date shall be substantially the same as the Fixed Assets set forth on Section 3.02 of the Disclosure Schedule that are identified as being owned by Seller, and (ii) the personal property leased by Seller to be delivered on the Closing Date shall be substantially the same as the Fixed Assets set forth on Section 3.02 of the Disclosure Schedule that are identified as being leased by Seller, in each case, ordinary wear and tear and casualty events excepted, and in the case of leased personal property, the expiration of any leases. Seller shall assign to Buyer any manufacturer or supplier warranty covering any Fixed Asset.

Section 7.14 Close of Business on Closing Date. On the Closing Date, Seller shall close all Seller locations for business not later than 5:00 p.m. local time, whereupon representatives of Buyer shall have access to all of Seller’s locations, under the supervision of representatives of Seller, to verify Seller’s provision to Buyer of the Records.

Section 7.15 Supplemental Information. From and after the date hereof until the Closing, if any party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of (i) any event that does or could reasonably be expected to cause one or more of such party’s representations and warranties contained in this Agreement to be or to become inaccurate, misleading, incomplete or untrue in a manner that has, or could have as of the Closing Date, a Material Adverse Effect on such party, such party shall promptly give detailed written notice thereof to the other party and use reasonable and diligent efforts to change such facts or events to prevent any Material Adverse Effect, unless the same shall have been waived in writing by the other party. In addition, each party shall supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering monthly written updates (“Disclosure Schedule Monthly Updates”) to the other party with respect to any matter hereafter arising and not disclosed herein or in the Disclosure Schedules that would render any such representation or warranty after the date of this Agreement inaccurate or incomplete as a result of such update. No later than five (5) days prior to Closing, Seller shall deliver an updated Disclosure Schedule to Buyer dated no more than ten (10) days prior to the Closing Date (“Disclosure Schedule Updates”). For the avoidance of doubt, Disclosure Schedule Monthly Updates and Disclosure Schedule Updates are for informational purposes only and no disclosure under this Section 7.15, including through a Disclosure Schedule Monthly Updates or Disclosure Schedule Updates, shall be deemed to cure any breach of any representation or warranty or shall be considered in determining the satisfaction of Section 9.02(b).

Section 7.16 Confidentiality of Records.

(a)       Until the Closing, all information provided to Buyer in connection with this Agreement or the Transactions shall be treated as confidential, until the Transactions contemplated by this Agreement have been consummated, and if not consummated, shall thereafter continue to maintain such confidentiality in accordance with the Confidentiality Agreement. Until the Closing Date, Buyer shall use all such information only for purposes of effectuating the Transactions.

(b)       At all times after Closing, Seller and Holding Company will treat as confidential and will safeguard any and all information and data regarding the Transactions and the Assets and with respect to the Assumed Liabilities, by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller and Holding Company used with respect thereto prior to the execution of this Agreement and uses thereafter with respect to its own confidential and proprietary information and trade secrets.

(c)       The Confidentiality Agreement will automatically terminate at Closing.

Section 7.17 Solicitation of Customers. For two (2) years following the Closing Date, Seller and Holding Company will not, and cause their Representatives or Affiliates not to (whether on behalf of Seller or otherwise), solicit customers whose Deposits are assumed pursuant to this Agreement or whose Loans are acquired by Buyer under this Agreement for any banking business, and Seller will not engage in deposit taking activities.

Section 7.18 Installation/Conversion of Signage/Equipment. Prior to Closing and after the receipt of all Regulatory Approvals, and the approval of this Agreement and the Transactions by the stockholders of Holding Company, then, at times mutually agreeable to Buyer and Seller, Buyer may, at Buyer’s sole expense, install teller equipment, platform equipment, security equipment, computers, and signage at Seller’s locations, and Seller shall cooperate with Buyer in connection with such installation; provided, however, that (i) such installation shall not interfere with the normal business activities and operation of Seller’s locations; (ii) no such signage shall be installed at Seller’s locations more than five (5) Business Days before the Closing Date; (iii) Buyer’s name as appearing on any such signage shall be covered by an opaque covering material until after the close of business on the Closing Date; and (iv) if this Agreement is terminated prior to the consummation of the Transactions, the signage will be restored to its original condition and Buyer will pay for the cost of such restoration, unless otherwise agreed in writing by Buyer and Seller.

Section 7.19 Seller Activities after Closing. After Closing, Seller may no longer accept any deposits or make any new loans; and must limit its business activities to those related to the winding-down of Seller’s business. Seller will not sell or seek to sell Seller’s charter to any Person after the Closing. Seller shall terminate its FDIC insurance and surrender its charter to the applicable Regulator.

Section 7.20 Maintenance of Records by Buyer. Buyer agrees that it shall maintain, preserve and safely keep, for a minimum period of five (5) years after the Closing Date or the minimum period required by applicable Law, whichever is longer, all of the Records for the benefit of itself, Seller and Holding Company, and that it shall permit, subject to Section 7.16(b), Seller, Holding Company or either of its Representatives, at any reasonable time and at the expense of Seller or Holding Company, to inspect, make extracts from or copies of any such Records as such representatives shall deem reasonably necessary.

Section 7.21 Board and Committee Meetings. Seller shall provide Buyer with copies of minutes and consents from all of Seller’s board and committee meetings (if any), for the last two (2) years and on a going forward basis no later than ten (10) Business Days after the board approves such minutes and consents relating to the prior board and/or committee meetings, except Seller may exclude and redact therefrom (a) any confidential discussion of this Agreement and the Transactions or any third party proposal to acquire control of Seller or Holding Company, and (b) information where such disclosure would or could reasonably be expected to jeopardize the attorney-client privilege of Seller or Holding Company, that relates to confidential Regulator examination material or correspondence, the disclosure of which would violate applicable Law.

Section 7.22 Cooperation on Conversion of Systems. Seller agrees to use its commercially reasonable efforts to assist in an orderly transfer of information, processes, systems and data to Buyer and to otherwise assist Buyer in facilitating the conversion of all of Seller’s systems into or to conform with, Buyer’s systems to the extent reasonably requested by Buyer, including, without limitation, the termination of any Contracts, effective on or following the Closing Date.

Section 7.23 Minimum Share Deposits in Buyer. Seller’s Loan Debtors and any other customers without a minimum of $1.00 in a Deposit account, on the Closing Date, must have a minimum deposit of $1.00 at Buyer on the Closing Date in order to satisfy Buyer’s membership requirements. Buyer agrees to open a deposit share account for any Loan Debtor who does not have a Deposit balance of at least $1.00 in Seller on the Closing Date (which Deposit account will be assumed by Buyer) and to fund such new deposit share account with a $1.00 deposit, in compliance with its policies and applicable Law.

Section 7.24 No-Shop; Acquisition Proposals.

(a)       No Shop; No Talk. Seller and Holding Company agree that they shall not (and Holding Company shall cause Seller to not), and shall cause their respective Representatives and Affiliates not to, directly or indirectly, (a) solicit initiate, facilitate, encourage or continue to encourage inquiries or proposals with respect to an Acquisition Proposal; (b) enter into, engage in or continue to engage in any negotiations concerning, or provide any information to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided that the foregoing shall not prohibit the Seller or the Holding Company from merely informing a Person that contacts the Seller or the Holding Company (not as a result of any breach by the Seller or Holding Company of this Section 7.24(a)) that Seller and the Holding Company are subject to the restrictions contained in this Section 7.24. Not later than the Effective Date, the Holding Company and Seller shall (A) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal promptly destroy or return to the Holding Company all nonpublic information theretofore furnished by the Holding Company, Seller or any of their Representatives and Affiliates to such Person in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to any possible Acquisition Proposal by such Person. Without limiting the foregoing, it is understood that any violation of or the taking of any actions inconsistent with the restrictions set forth in this Section 7.24(a) by (y) any directors, officers or employees of the Holding Company, Seller or any of their Affiliates, whether or not purporting to act on behalf of the Holding Company or Seller, or (z) investment bankers, attorneys, accountants, consultants, or other agents or advisors if acting at the direction of the Holding Company, Seller or any of their Affiliates shall be deemed to be a breach of this Section 7.24(a) by Holding Company and Seller.

(b)       Acquisition Proposal. Notwithstanding Section 7.24(a), if, at any time prior to the fulfillment or waiver of all the terms and conditions contained in Article IX (other than those conditions which, by their nature, are to be satisfied on the Closing Date), (1) the Holding Company or Seller receives a bona fide written Acquisition Proposal that is not withdrawn from any Person that did not result from or involve a breach of Section 7.24(a) and (2) the board of directors of the Holding Company determines in good faith, after consultation with its financial advisors and outside legal counsel, (i) that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (ii) failure to take the actions set forth in clauses (A) and (B) below would be inconsistent with the fiduciary duties under Law of the Holding Company’s board of directors, the board of directors of Holding Company may or may cause Seller to, only in connection with such Acquisition Proposal, (A) pursuant and subject to an Acceptable Confidentiality Agreement, provide information to the Person that has made such written Acquisition Proposal and its Representatives with respect to the Seller and its Affiliates; provided, that the Holding Company and Seller shall, (x) provide Buyer with a copy of such executed Applicable Confidentiality Agreement promptly (and in no event later than twenty-four (24) hours) after execution and (y) prior to or substantially concurrently with the delivery to such Person, provide to Buyer any information or data concerning the Holding Company, Seller or any of their Affiliates that is provided or made available to such Person or its Representatives, whether in writing or orally, unless such information has been previously provided to Buyer, in which case the Holding Company and Seller shall promptly (and in no event later than twenty-four (24) hours) provide written notification to Buyer of the information and data so provided (unless such information was not previously provided to Buyer to comply with applicable Law); and (B) may engage in such negotiations or discussions with the Person that has made such written Acquisition Proposal and its Representatives with respect to such Acquisition Proposal.

(c)       Notices. Seller or Holding Company shall promptly (within forty-eight (48) hours) advise Buyer following the receipt by it of any Acquisition Proposal or, within two business days, following the receipt of any amendment or modification to the material terms of any such Acquisition Proposal, and the substance thereof (including the identity of the Person making such Acquisition Proposal and, if the Acquisition Proposal was in writing, a copy of such Acquisition Proposal), and advise Buyer of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof. The Holding Company shall provide Buyer with at least forty-eight (48) hours prior written notice of any meeting of the board of directors of Holding Company or the Seller (or such lesser notice as is provided to such board members) at which such board is reasonably expected to consider any Acquisition Proposal.

(d)       Board Recommendation.

(1)       Notwithstanding anything else in this Agreement to the contrary, from the date of this Agreement until the earlier to occur of the termination of this Agreement and the fulfillment or waiver of all the terms and conditions contained in Article IX (other than those conditions which, by their nature, are to be satisfied on the Closing Date), except as expressly permitted by this Section 7.24(d), neither the board of directors of the Holding Company nor any committee thereof shall (i) (A) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Buyer or Holding Company Board Recommendation, or fail to include Holding Company Board Recommendation in any materials it submits to its shareholders with respect to their approval of the Transactions and other matters contemplated by this Agreement, (B) adopt, approve, endorse or recommend to the shareholders of the Holding Company, or resolve to or publicly propose or announce its intention to adopt, approve, endorse or recommend to the shareholders of the Holding Company, an Acquisition Proposal, (C) reserved, (D) fail to recommend, in any document submitted to the Holding Company shareholders, or (E) propose or agree to any of the foregoing (any action described in this clause (i) being referred to as a “Holding Company Adverse Recommendation Change”), or (ii) cause or direct the Holding Company, Seller or any of their Affiliates to enter into any letter of intent, memorandum of understanding, contract, agreement (including an acquisition or purchase agreement, merger agreement, option agreement, expense reimbursement agreement, joint venture agreement or other similar agreement), legally binding commitment or agreement in principle with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 7.24(b)) (a “Holding Company Acquisition Agreement”) or publicly propose or agree to do any of the foregoing.

(2)       Notwithstanding anything to the contrary set forth in this Agreement, prior to the fulfillment or waiver of all the terms and conditions contained in Article IX (other than those conditions which, by their nature, are to be satisfied on the Closing Date), in response to an Acquisition Proposal received by the Holding Company after the date of this Agreement that did not result from or involve a breach of Section 7.24(a), the board of directors of the Holding Company, may

(i)       make a Holding Company Adverse Recommendation Change, or

(ii)       cause the Holding Company to terminate this Agreement in accordance with and pursuant to Section 10.01(d) in order to cause the Holding Company to enter into a definitive agreement with respect to an Acquisition Proposal, if and only if the Holding Company board of directors has determined in good faith, after consultation with its financial advisor and outside legal counsel and after taking into account any revisions to the terms of this Agreement that may be offered in writing by Parent in accordance with this Section 7.24(d), (A) that such Acquisition Proposal constitutes a Superior Proposal and (B) that the failure to make a Holding Company Adverse Recommendation Change or cause the Seller to validly terminate this Agreement in accordance with Section 10.01(d) would reasonably be expected to conflict with the fiduciary duties of the Holding Company board of directors under applicable Law, provided, that prior to making such Holding Company Adverse Recommendation Change or terminating this Agreement in accordance with Section 10.01(d), (1) the Holding Company shall have given Buyer at least four (4) Business Days’ prior written notice of its intention to take such action, including its reasonable basis for such decision and the material terms and conditions of, and the identity of the Person making any such Superior Proposal and contemporaneously provided to Buyer a copy of the Superior Proposal, a copy of any proposed Holding Company Acquisition Agreement and all related documentation, including with respect to financing arrangements, (2) during such four (4) Business Day period following the date on which such notice is received, the Holding Company shall and shall cause its Representatives to, if requested by Buyer, negotiate with Buyer in good faith to make such adjustments to the terms and conditions of this Agreement as Buyer may propose, (3) upon the end of such notice period (or such subsequent notice period as contemplated by clause (4)), the Holding Company board of directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Buyer and capable of being accepted by the Holding Company, and shall have determined, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal, and (4) in the event of any change to any of the financial terms or any other material terms of such Superior Proposal, the Holding Company shall, in each case, have delivered to Buyer an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence (provided, that the notice period thereunder shall only be three (3) Business Days during which time the Holding Company shall be required to comply with the requirements of this Section 7.24(d)) anew with respect to such additional notice, including clauses (1) through (4) above of this proviso.

Section 7.25 Investment Securities. No later than thirty (30) days after the date of this Agreement, Buyer shall identify in writing any investment securities owned by Seller that may not be transferred to or otherwise held by Buyer pursuant to rules and regulations promulgated by the Regulators. If requested by Buyer, Seller shall assist Buyer in making preparations to transfer, or otherwise liquidate any investment securities identified by Buyer pursuant to this Section 7.25 immediately following the Closing.

Section 7.26 Liquidation Accounts. Seller shall consult with the Regulators to determine the amount required to be held in the Liquidation Accounts and any required distributions from the Liquidation Accounts. Prior to or on the Closing Date, Seller shall inform Buyer of the contingent Liability associated with the Liquidation Accounts as of the most recent practicable date, as estimated by Seller in good faith (the “Liquidation Account Value”). Holding Company, Seller and Buyer agree to cooperate and to take all actions required by the Regulators with respect to the Liquidation Accounts to complete the Transactions in an efficient manner. If the applicable Regulators direct that Seller liquidate and make distributions to depositors from the Liquidation Accounts, Seller may set aside cash before or after the Closing for the purpose of paying to depositors the Liquidation Account Value in designated Bank Accounts (the “Funded Liquidation Accounts”); provided, however, that such amounts will not change the Purchase Price. If the Funded Liquidation Accounts are set aside by the Seller prior to Closing, they shall be deemed an “Excluded Asset” for purposes of this Agreement and Seller shall (a) take all commercially reasonable actions to ensure that the Funded Liquidation Accounts are distributed as soon as practicable following the Closing and (b) appoint the Holding Company as the sole party responsible for communications with any third parties relating to the distribution of the Funded Liquidation Accounts. Nothing set forth in this Section shall result in an obligation on the Buyer to fund Liquidation Accounts, and the parties acknowledge and agree that amounts funded into the Liquidation Accounts shall be funded by Holding Company or Seller. If the Regulators permit the Liquidation Accounts to be assumed by Buyer with no further responsibility by Seller or the Holding Company, Buyer will assume Seller’s obligations under the Liquidation Accounts, and the Funded Liquidation Accounts will be transferred to Buyer. Buyer may take such funds into its general assets.

Section 7.27 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Seller prior to or after the Closing Date, and nothing contained in this Agreement shall give Seller, directly or indirectly, the right to control or direct the operations of Buyer prior to the Closing Date. Prior to the Closing Date, each of Buyer and Seller shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its respective operations.

Section 7.28 Termination of Excluded Contracts. Prior to Closing, Seller shall use its commercially reasonable efforts to terminate at or prior to Closing all Excluded Contracts, obtain all applicable releases, and make any and all payments required under such Excluded Contracts (subject to Section 8.03, in the case of Excluded Contracts which are Employee Benefit Plans). Seller shall provide Buyer prior notice with the opportunity to comment on any such terminations and use commercially reasonable efforts to mitigate and minimize any termination fees and other expenses associated with such terminations, and notwithstanding the prior sentence, the parties may by mutual consent determine to not cause the termination of certain Excluded Contracts. The Buyer is not assuming, nor shall it have responsibility for the continuation of, any Liabilities under or in connection with any Excluded Contracts.

Section 7.29 Stockholder Litigation. The Holding Company shall promptly advise Buyer in writing after becoming aware of any Claim commenced, or to the Holding Company’s Knowledge threatened, against the Holding Company or any of its directors or officers by any shareholder of the Holding Company (on their own behalf or on behalf of the Holding Company) relating to this Agreement or the Transactions and shall keep Buyer reasonably informed regarding any such Claim. The Holding Company shall: (a) give Buyer the opportunity to participate in (but not control or direct) the defense and settlement of any such shareholder Claim(s) at its own cost and expense, (b) keep Buyer reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such shareholder Claims(s), and provide Buyer with the opportunity to consult with the Holding Company regarding the defense of any such Claim(s), which advice the Holding Company shall consider in good faith, and (c) not settle any such Claims without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed, or conditioned).

Section 7.30 Core Deposits Outflow. Seller shall calculate, on a monthly basis, the Core Deposits Outflow Percentage as of the last Business Day of each month prior to the Closing and provide such calculation to Buyer no more than ten (10) days following the end of such month. If in any month, the Core Deposits Outflow Percentage is equal to or greater than Core Deposits Outflow Threshold 1, then Seller shall take commercially reasonable actions to reduce the Core Deposits Outflow Percentage and Buyer shall be permitted to provide recommendations to Seller regarding actions taken to prevent further reductions in the Core Deposits of Seller which the Seller shall use commercially reasonable efforts to follow; provided, that any actions taken in compliance with this section shall be deemed not to violate any other covenant in this Agreement. For purposes of calculating Core Deposits Outflow, the Seller shall utilize the categories set forth on Schedule RC-E in FFIEC 051 Call Report.

Section 7.31 Post-Closing Support. For a period of one year following Closing, Buyer shall grant to Seller and Holding Company a license or lease agreement to use certain demised space at 60 Fall Street, Seneca Falls, New York, to support their wind-down operations. The terms and conditions of such license or lease will be reasonably negotiated by Buyer and Seller prior to the Closing.

Section 7.32 Refinance of Non-Compliant Loans. Seller shall use commercially reasonable efforts to, pursuant to this Section 7.32, refinance each Non-Compliant Loan. Consistent with the other terms and conditions of this Agreement, Buyer shall reasonably cooperate with Seller to consummate the refinance of Non-Compliant Loans pursuant to this Section 7.32 as follows:

(a)       Seller and Buyer will mutually agree on pricing parameters for the refinance of Non-Compliant Loans to Permitted Loans promptly after the Effective Date. To the extent otherwise permissible, Buyer will make Buyer employees, agents, officers and contractors available to support Seller’s efforts to refinance Non-Compliant Loans to Permitted Loans. The terms and condition of Buyer support pursuant to this Section will be mutually agreed to by Seller and Buyer.

(b)       Not later than fifteen (15) days prior to Closing, Seller shall provide a list of Non-Compliant Loans to Buyer which shall include a list of each Non-Compliant Loan refinanced (or to be refinanced) as of the Closing.

Section 7.33 2024 Audit. Within Thirty (30) days of the Effective Date, the Seller shall address, to the reasonable satisfaction of the Buyer, the items set forth on Section 7.33 of the Disclosure Schedule.

Section 7.34 FISERV Termination Fees. Seller and Buyer mutually agree to work together in good faith to determine (i) the FISERV Termination Fees and (ii) a mutually agreeable mechanism to provide for the payment of the FISERV Termination Fees after the Closing Date, to the extent that any portion of the FISERV Termination Fees remain unpaid as of Closing.

Article VIII
EMPLOYEES AND DIRECTORS

Section 8.01 Employees.

(a)       At least sixty (60) calendar days prior to the Closing Date, Buyer may offer employment to those employees of Seller whom Buyer elects to hire and who satisfy Buyer’s customary employment requirements, including pre-employment interviews, investigations and Buyer’s employment needs. Seller will give Buyer a reasonable opportunity to interview the employees, provided such interviews do not interfere with the normal business operations of Seller in any material respect. Section 8.01(a) of the Disclosure Schedule sets forth the name, annual salary, year-to-date compensation, primary department assignment, and location of employment of each employee of Seller as of Seller’s most recently available payroll period prior to the date of the Agreement (it being understood and agreed that for administrative purposes such payroll period may be within thirty (30) days of the date of the Agreement).

(b)       Buyer shall be solely responsible for providing continuation coverage (including dependent coverage) under the Consolidated Omnibus Reconciliation Act of 1985, as amended, or any applicable state Law to those individuals who are “M&A qualified beneficiaries” (as defined in Section 54.4980B, Q&A-4(a)) with respect to the Transactions.

(c)       After official announcement of the Transaction to employees and until the Closing Date, at a time and schedule mutually agreed upon and with Seller’s prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed), Buyer may conduct such training and other programs as it may, in its reasonable discretion, elect to provide for those employees who accept an offer of employment from Buyer; provided, however, that such training and other programs shall not interfere with or prevent the performance of the normal business operations of Seller in any material respects. Buyer shall reimburse Seller for any actual expenses and additional wages, including overtime costs, to be paid to such employees associated with any such trainings that occur outside of normal business hours.

(d)       This Section 8.01 shall not confer any rights or benefits on any Person other than Buyer and Seller, or their respective successors and assigns, either as a third party beneficiary or otherwise, and is not an amendment to (and does not require the establishment or amendment of) any employee benefit plan of Buyer or Seller.

(e)       At the request of Buyer, Seller shall offer “stay bonuses,” to any employees of Seller identified by Buyer as necessary to ensure an orderly and successful transition of the business of Seller and the Assets to Buyer (the “Buyer Stay Bonuses”). Such “stay bonuses” shall be evidenced by a bonus agreement provided by Buyer, and reasonably acceptable to Seller, and shall be payable by the Buyer, subject to the conditions of such bonus agreement (collectively, the “Buyer Stay Bonus Agreements”). The amount and timing of any such stay bonus paid to any employee shall be mutually agreed upon by Seller and Buyer, and shall take into account and be intended to comply with, or be exempt from, the provisions of Section 409A of the Code. For the avoidance of doubt, Buyer Stay Bonuses will not impact the Cash Purchase Price and will be paid by Buyer.

(f)       Buyer agrees that those employees of Seller who are offered employment with Buyer, satisfy Buyer’s customary employment requirements, including but not limited to pre-employment interviews and applicable background checks and screenings, and accept employment with Buyer on or prior to the Closing Date shall become employees of Buyer on the Business Day immediately following the Closing Date (“Former Seller Employees”). Upon commencement of their employment with Buyer, Former Seller Employees will have access to Buyer’s employee benefit plans, including insurance and retirement benefits (“Buyer’s Employee Benefit Plans”) to the extent provided by the normal terms and conditions of Buyer’s Employee Benefit Plans, except that:

(1)       Unless prohibited by Law, past service with the Seller will be credited to the Former Seller Employees with respect to the Buyer’s Employee Benefit Plans that are defined contribution qualified retirement plans, for the purposes of calculating eligibility and vesting service and satisfaction of any requirement to be employed for a certain number of hours in the plan year in which their employment commences in order to receive a contribution, and Former Seller Employees who are employed in an eligible employment classification will be eligible to participate in any such plan upon commencement of employment with Buyer, but (for the avoidance of doubt) contributions will be calculated based solely on eligible compensation paid by Buyer for employment with Buyer, and nothing entitles Former Seller Employees to contributions for periods prior to the commencement of their employment with Buyer, nor shall any person be entitled to duplicative benefits.

(2)       Former Seller Employees will not be subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of Buyer in which they are eligible to participate and may commence participation in such plans upon commencement of their employment with Buyer.

(3)       For purposes of determining the entitlement of Former Seller Employees to paid time off following the Closing Date, the service of such employees with Seller shall be treated as if such service were with Buyer; provided, however, that any accrued paid time off shall be pro-rated to reflect the number of days in the year of the Closing Date that such Former Seller Employees are employed by Buyer (for example, if the transaction closes on June 30, 2025, a Former Seller Employee who was entitled to two weeks of paid time off by virtue of employment with Seller would be entitled to one week of paid time off for the remainder of 2025 upon employment by Buyer).

(g)       For each employee of Seller (i) who is not offered comparable employment by the Buyer for any reason, or (ii) who becomes a Former Seller Employee and such Former Seller Employee’s employment with Buyer is terminated by the Buyer within twelve (12) months after Closing for any reason other than for Cause, and, in the case of either (i) or (ii), such employee or Former Seller Employee (as the case may be) was not entitled to a payment resulting from the consummation of the Transactions pursuant to an employment agreement or change-in-control agreement with Seller, Buyer will pay a severance amount to such employee equal to two (2) weeks of such employee’s base salary or weekly wages, as applicable, for each completed year of service as an employee of Seller with a minimum of four (4) weeks of base salary or weekly wages up to a maximum severance of twenty-six (26) weeks of base salary or weekly wages, less applicable withholdings and deductions. The severance payments discussed in this Section 8.01(g) are subject to the recipient’s execution and non-revocation of a general release of all Claims in a form to be provided by and acceptable to the Buyer. For the avoidance of doubt, payments made under this section shall not impact the Cash Purchase Price and will be paid by Buyer.

Section 8.02 Employment Contracts and Employee Benefit Plans. Buyer is not assuming, nor shall it have responsibility for the continuation of, any Liabilities under or in connection with:

(a)       any employment or consulting contract, collective bargaining agreement, supplemental employee retirement plan, plan or arrangement providing for insurance coverage or for deferred compensation, bonuses, or other forms of incentive compensation or post-retirement compensation or benefits, written or implied, which is entered into or maintained, as the case may be, by Seller; or

(b)       any Employee Benefit Plan (except to the extent otherwise set forth in Section 8.01(e)).

Section 8.03 Other Employee Benefit Matters. Seller shall take all appropriate action to terminate Seller’s tax qualified retirement plans (“Seller’s Qualified Plans”) immediately prior to the Closing Date, and will prepare any final audit and final tax return and any other regulatory filings; provided, however, that Buyer agrees that nothing in this Section will require Seller to cause the final dissolution and liquidation of Seller’s Qualified Plans prior to the Closing Date. Seller shall take such actions as may be reasonably necessary to enable a timely and efficient liquidation of Seller’s Qualified Plans and to amend the Seller’s Qualified Plans prior to termination to comply with all legal requirements. Nothing in this Agreement will be construed to prevent Seller from commencing the termination process of its Seller’s Qualified Plans and such Seller’s Qualified Plans may be terminated on or before the Closing Date or after the Closing Date, in the sole discretion of Seller. With respect to Former Seller Employees eligible to make rollover contributions into a Buyer’s Employee Benefit Plan, Buyer will permit such rollovers on the usual terms and conditions applicable under the Buyer’s Employee Benefit Plan, and Seller will take such actions as Buyer may reasonably request to facilitate such rollovers.

Section 8.04 Employee Documents. Within fifteen (15) Business Days after the Effective Date, Buyer will be granted access to the employees’ personnel files (or copies thereof) but excluding any medical or health related information and other information non-disclosable without the consent of such employees.

Section 8.05 Tail Insurance.

(a)       Buyer shall reimburse the Seller and Holding Company to purchase a prepaid tail insurance policy (the “Tail”) with a claims period of six (6) years after Closing with, except as set forth on Disclosure Schedule 8.05, at least the same coverage and amounts and containing terms and conditions that are not less advantageous to than the Holding Company’s existing directors and officers liability insurance policy, in each case with respect to Claims arising out of or relating to events which occurred before or at Closing (including in connection with the transactions contemplated by this Agreement). The Tail shall name Buyer as an additional insured.

(b)       Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Seller or Holding Company for any of its respective directors, officers or other employees, it being understood and agreed that the rights provided for in the Tail or this Section 8.05 are not prior to or in substitution for any such claims under such policies.

(c)       The Buyer agrees to indemnify and reimburse the Covered Parties for an amount up to the applicable Retention owed under the Tail for any Claim (i) that is brought against the Covered Parties after Closing for their actions or omission in their capacity as officers and directors occurring at or prior to the Effective Time (including in connection with the Transactions contemplated by this Agreement but excluding the Excluded D&O Claims set forth on Section 8.05 of the Disclosure Schedule); and (ii) that is covered under the Tail.

(d)       Except to the limited extent provided for in Section 8.05(c), Neither the Seller, the Holding Company nor the Covered Parties shall be entitled to or shall seek or be entitled to any indemnification, defense or reimbursement from the Buyer or its Affiliates with respect to Claims against, or Liabilities related to, actions or omissions of any Covered Party at or prior to the Effective Time (including in connection with the Transactions contemplated by this Agreement).

Article IX
CONDITIONS TO CLOSING

Section 9.01 Conditions to the Obligations of Seller. Unless waived in writing by Seller, the obligations of Seller to consummate the Transactions are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)       Performance. Buyer shall have performed or complied, in all material respects, with all covenants, agreements, and obligations contained in this Agreement and the other Transaction Documents to which it is a party to be performed or complied with at or prior to Closing.

(b)       Representations and Warranties. The representations and warranties of Buyer contained in Article VI of this Agreement shall be true, correct and complete, in all material respects, on and as of the Closing Date (unless they speak to an earlier date) with the same effect as though made on and as of the Closing Date, it being agreed and understood that all such representations and warranties shall be deemed true, correct and complete in all material respects, unless such inaccuracy or inaccuracies, individually or in the aggregate, have had a Material Adverse Effect on Buyer.

(c)       Material Adverse Effect. Between the date of this Agreement and the Closing, no events or circumstances have occurred that have had a Material Adverse Effect on the financial condition of Buyer or the ability of Buyer to perform its obligations under this Agreement and consummate the Transactions.

(d)       Documents. Seller shall have received the following documents from Buyer:

(1)       An executed copy of the Assignment and Assumption Agreement substantially in the form of Exhibit A hereto.

(2)       Resolutions of Buyer’s board of directors, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the Transactions to which Buyer is a party.

(3)       A certificate of the Secretary or Assistant Secretary of Buyer as to the incumbency and signatures of officers.

(4)       A certificate signed by a duly authorized officer of Buyer stating that the conditions set forth in Section 9.01(a), Section 9.01(b), and Section 9.01(c) of this Agreement have been fulfilled.

(5)       An executed copy of the Retirement Account Transfer Agreement attached hereto as Exhibit D.

(6)       Such other instruments and documents as counsel for Seller may reasonably require as necessary or desirable for transferring to Buyer the obligation to pay the deposit Liabilities and otherwise perform Seller’s obligations that are being assumed by Buyer pursuant to this Agreement, or consummate the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to counsel for Seller.

(e)       Purchase Price. Buyer shall have paid the amounts set forth in Section 4.02.

Section 9.02 Conditions to the Obligations of Buyer. Unless waived in writing by Buyer, the obligations of Buyer to consummate the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)       Performance. Seller and Holding Company, to the extent applicable, shall have performed or complied, in all material respects, with all covenants, agreements, and obligations contained in this Agreement and the other Transaction Documents to which it is a party to be performed or complied with at or prior to Closing.

(b)       Representations and Warranties. The representations and warranties of Seller contained in Article V (i) other than the Fundamental Representations, will be true and correct as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)) without giving effect to qualifications as to materiality or Material Adverse Effect or any correlative term, except for any failure of any such representation and warranty referred to in this Section 9.02(b) to be true and correct that has not had, or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) with respect to the Fundamental Representations, other than de minimus title exceptions with respect to Section 5.05 and Section 5.06, will be true and correct as of the date hereof and as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)).

(c)       No Material Adverse Effect. Between the date of this Agreement and the Closing, Seller shall not have experienced a Material Adverse Effect or the ability of Seller to perform its obligations under this Agreement and consummate the Transactions.

(d)       Documents. Buyer shall have received the following documents from Seller:

(1)       duly executed recordable (A) Bargain and Sale Deeds conveying title to the Seller Real Estate other than OREO (B) quit claim deed conveying title to the OREO, and (C) any other documents reasonably requested by Buyer to transfer the Seller Real Estate.

(2)       An executed Assignment and Assumption Agreement substantively in the form of Exhibit A.

(3)       An executed Assignment and Assumption Agreement of Lease of each Leasehold Interest consented to by the lessor thereof.

(4)       An executed Bill of Sale and Assignment substantively in the form attached hereto as Exhibit C.

(5)       Resolutions of Seller’s and Holding Company’s boards of directors, certified by their respective Secretary or Assistant Secretary, as applicable, authorizing the execution and delivery of this Agreement and the consummation of the Transactions and the report of the inspector of elections of the Special Meeting certifying the vote of Holding Company’s shareholders approving this Agreement and the Transactions.

(6)       A certificate from each of the Secretary or Assistant Secretary of Seller and Holding Company as to the incumbency and signatures of officers.

(7)       A certificate signed by a duly authorized officer of Seller stating that the conditions set forth in Section 9.02(a), Section 9.02(b), and Section 9.02(c) of this Agreement have been satisfied.

(8)       A final customer list as set forth in Section 11.06 of this Agreement.

(9)       An affidavit of non-foreign status as required by Section 1445 of the Code, as amended.

(10)       The holds and stop payment information described in Section 11.01 of this Agreement.

(11)       An executed copy of the Retirement Account Transfer Agreement attached hereto as Exhibit D.

(12)       Third party consents to the assignment of the Material Contracts set forth on Section 9.02(d)(i) of the Disclosure Schedule, each in a form satisfactory to Buyer in its sole discretion.

(13)       The Records.

(14)       An executed copy of the Limited Power of Attorney in the form attached hereto as Exhibit E.

(15)       Executed copies of non-solicitation agreements from the parties identified on Section 9.02(d)(ii) of the Disclosure Schedule substantially the form attached as Exhibit F (each a “Non-Solicitation Agreement;” and collectively the “Non-Solicitation Agreements”).

(16)       Executed copies of the Voting Agreements executed by each of the directors of the Holding Company and the executive officers of the Holding Company in the form attached hereto as Exhibit G.

(17)       An executed copy of an Assignment and Assumption of Leases in form and substance acceptable to the Parties.

(18)       Any and all certificates and other documents necessary to establish Seller’s compliance with the requirements and provisions of any Tax clearance, bulk sales, bulk transfer or similar laws of any jurisdiction in connection with the Transactions contemplated by this Agreement, and (b) such other evidence as Buyer may request to evidence Seller’s compliance with the Tax laws of each state in which the Assets (other than the Excluded Assets) are located and each other jurisdiction in which Seller files any Tax Return, or to determine the amount of withholding required to avoid successor Liability in accordance with such states’ applicable tax clearance procedures.

(19)       Such other documents or instruments as counsel for Buyer may reasonably require as necessary or desirable for transferring, assigning and conveying to Buyer the Contracts and the Deposits and good, marketable, and (with respect to the Seller Real Estate) insurable title to the Assets to be transferred to Buyer pursuant to this Agreement, including, without limitation, customary filing forms, and any customary affidavits required remove standard printed exceptions to any owner’s policies of title insurance secured by Buyer, all in form and substance reasonably satisfactory to counsel for Buyer and Buyer’s title company, as applicable.

(e)       Physical Delivery. Seller shall also deliver to Buyer the Assets purchased hereunder which are capable of physical delivery.

(f)       Lease Terminations. With respect to the leases, licenses, or other right to occupy a portion of the Seller Real Estate set forth on Section 9.02(f) of the Disclosure Schedule (each an “Excluded Seller Lease” or “Seller Lease” and collectively the “Excluded Seller Leases” or “Seller Leases”) (as detailed on Section 9.02(f) of the Disclosure Schedules), Seller shall terminate such Excluded Seller Leases and confirm that the occupant of Seller Real Estate pursuant to such Excluded Seller Lease shall have vacated the Seller Real Estate.

Section 9.03 Condition to the Obligations of Seller and Buyer.

(a)       Regulatory Approvals. All regulatory approvals from the Regulators set forth on Section 9.03(a) of the Disclosure Schedule (the “Regulatory Approvals”) shall have been obtained without any non-standard conditions or other non-standard requirements, in either case, reasonably deemed unduly burdensome by either Seller or Buyer.

(b)       Absence of Orders. No Order shall have been entered and remain in force at the Closing Date restraining or prohibiting any of the Transactions and no action or proceeding shall have been instituted or threatened on or before the Closing Date seeking to restrain or prohibit the Transactions contemplated by this Agreement or which would have a Material Adverse Effect on Seller.

(c)       Termination of Data Processing and Debit Card Services Contracts. All data processing and debit card services Contracts that are Excluded Contracts identified on Section 2.01(b) of the Disclosure Schedule shall have been terminated or notice of termination shall have been given by Seller at or prior to Closing.

(d)       Holding Company Shareholder Approval. The shareholders of Holding Company shall have approved or adopted this Agreement and the Transactions, as applicable, by at least the minimum number of affirmative votes required by applicable law of such shareholders to approve or adopted this Agreement and the Transactions, as applicable (the “Required Shareholder Approval”).

Article X
TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to Closing, notwithstanding the approval thereof by the shareholders of Holding Company (unless otherwise indicated in this Section 10.01), as follows:

(a)       By Seller or Buyer after the expiration of twenty (20) Business Days after any Regulator shall have denied or refused to grant the approvals or consents required under this Agreement to be obtained pursuant to this Agreement, unless within said twenty (20) Business Day period Buyer and Seller agree to submit or resubmit an application to, or appeal the decision of, the Regulator which denied or refused to grant approval thereof, provided that the Regulator does not state that such submission or resubmission will not cure the cause of the denial or refusal to grant the approval or consent required; provided however, that no party hereto shall have the right to terminate this Agreement under this Section 10.01(a) if such denial or refusal of approval or consent arises out of or results from, a material breach of this Agreement by the party seeking to terminate this Agreement.

(b)       By the non-breaching party after the expiration of twenty (20) Business Days from the date that either party has given notice to the other party of such other party’s material breach of any obligation, warranty, representation, or covenant in this Agreement; provided, however, that no such termination shall take effect if within said twenty (20) Business Day period the party so notified shall have fully and completely corrected the grounds for termination as specified in such notice (which in the case of a breach of a representation or warranty would be the elimination of the Material Adverse Effect); provided further, however, that no such termination shall take effect if within twenty (20) Business Days of the failure by the notified party to make such correction within said twenty (20) day period, the notifying party delivers to the notified party a written election not to terminate this Agreement notwithstanding such breach or misrepresentation, and any such election to proceed shall not waive such party’s right to seek damages or other equitable relief.

(c)       By Seller or Buyer if the Transactions are not consummated on or before 5:00 pm Eastern time on the twelve (12) month anniversary of the date of this Agreement, unless such date is extended by mutual written agreement of the parties (the “Termination Date”); provided, however, that if the sole impediment to Closing is the receipt of any required regulatory approval, then such date shall be extended by up to two consecutive two (2) month periods, provided however, that no party hereto shall have the right to terminate this Agreement under this Section 10.01(c) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have caused, or materially contributed to, the failure to consummate the Transactions by the Termination Date.

(d)       By Seller if, to the extent permitted by and subject to full compliance with Section 7.24, Seller shall contemporaneously enter into a Holding Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) with a third party providing a Superior Proposal, as defined below; provided, that the right to terminate this Agreement under this Section 10.01(d) shall not be available to Seller unless it delivers to Buyer (1) written notice of Seller’s intention to terminate at least five (5) Business Days prior to termination and (2) the Buyer Fee as required by Section 10.03 is paid contemporaneously with such termination. For purposes of this Section 10.01(d), “Superior Proposal” means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the board of directors of Holding Company (after consultation with its outside legal counsel and its independent financial advisor), taking into account the various legal, financial and regulatory aspects of the proposal and the Person making such proposal, (A) if accepted, is reasonably expected to be completed, and (B) if consummated, is more favorable from a financial point of view than the Transactions for Seller, Holding Company and the shareholders of Holding Company, taking into account: (a) all financial considerations; (b) the identity of the third party making such Acquisition Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal; (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Holding Company, Seller and the shareholders of the Holding Company including relevant legal, regulatory, and other aspects of such Acquisition Proposal deemed relevant by the Holding Company board of directors; and (e) any revisions to the terms of this Agreement and the Transactions proposed by Buyer.

(e)       The mutual written consent of the parties to terminate.

Section 10.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article X, no party to this Agreement shall have any Liability or further obligation to any other party hereunder except (a) as set forth Section 10.03, and (b) that termination will not relieve a breaching party from Liability for any fraud, willful breach or material breach of this Agreement giving rise to such termination; or that was the cause of the failure of the Closing to occur and, in addition, the Prevailing Party shall be reimbursed by the other parties to the action for reasonable attorneys’ fees and expenses relating to such action.

Section 10.03 Liquidated Damages. If Seller terminates this Agreement pursuant to Section 10.01(d), then within five (5) Business Days after receipt by Buyer of Seller’s notice of termination, Seller shall pay Buyer by wire transfer in immediately available funds, as agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy of Buyer, $1,640,000.00 (the “Buyer Fee”). Notwithstanding anything to the contrary in this Agreement, in the circumstance in which the Buyer Fee is or becomes payable pursuant to this Section, Buyer’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Seller or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Buyer Fee. Seller shall not be required to pay the Buyer Fee on more than one occasion.

Article XI
OTHER AGREEMENTS

Section 11.01 Holds and Stop Payment Orders. Holds and stop payment orders that have been placed by Seller on particular accounts or on individual checks, drafts or other instruments before the Closing Date will be continued by Buyer under the same terms after the Closing Date. Seller will deliver to Buyer at the Closing a complete schedule of such holds and stop payment orders and documentation relating to the placing thereof.

Section 11.02 ACH Items and Recurring Debits. Seller will transfer all automated clearing house (“ACH”) arrangements to Buyer as soon as possible after the Closing Date. At least fifteen (15) Business Days prior to the Closing Date, Seller will deliver to Buyer (i) a listing of account numbers for all accounts being assumed by Buyer subject to ACH Items and Recurring Debit arrangements, and (ii) all other records and information necessary for Buyer to administer such arrangements. Buyer shall continue such ACH arrangements and such Recurring Debit arrangements as are originated and administered by third parties and for which Buyer need act only as processor; Buyer shall also continue Recurring Debit arrangements that were originated or administered by Seller.

Section 11.03 Withholding. Seller shall deliver to Buyer (i) within three (3) Business Days after the Closing Date a list of all “B” (TINs do not match) and “C” (under reporting/IRS imposed withholding) notices from the IRS imposing withholding restrictions, and (ii) for a period of one-hundred twenty (120) days after the Closing Date, all notices received by Seller or Holding Company from the IRS releasing withholding restrictions on Deposit accounts transferred to Buyer pursuant to this Agreement. Any amounts required by any governmental agency to be withheld from any of the Deposits (the “Withholding Obligations”) will be handled in the following manner:

(a)       Any Withholding Obligations required to be remitted to the appropriate governmental agency prior to the Closing Date will be withheld and remitted by Seller, and any other sums withheld by Seller pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by Seller to the appropriate governmental agency on or prior to the time they are due.

(b)       Any Withholding Obligations required to be remitted to the appropriate governmental agency on or after the Closing Date with respect to Withholding Obligations after the Closing Date and not withheld by Seller as set forth in Section 11.03(a) above will be remitted by Buyer.

(c)       Any penalties described on “B” notices from the IRS or any similar penalties that relate to Deposit accounts opened by Seller prior to the Closing Date will be paid by Seller promptly upon receipt of the notice providing such penalty assessment resulted from Seller’s acts, policies or omissions.

Section 11.04 Retirement Accounts. Seller will provide Buyer with the proper trust documents and all related information for any Retirement Accounts assumed by Buyer under Section 2.02 of this Agreement. Buyer shall be responsible for all federal and state income tax reporting of Retirement Accounts for the calendar year in which the Closing occurs. Seller agrees to cooperate with Buyer to permit Buyer to retain Seller’s current reporting service provider (and assume any such contract) (if Buyer elects to do so) and to assist Buyer in the preparation of any such reports or background materials needed for the preparation of any such reports.

Section 11.05 Interest Reporting. Buyer shall report for the calendar year in which the Closing occurs, for all dates on or prior to the Closing Date, all interest credited to, interest withheld from, and early withdrawal penalties charged to the Deposits which are assumed by Buyer under this Agreement. For so long as Seller remains in existence, Seller agrees to cooperate with Buyer to permit Buyer to retain Seller’s current reporting service provider and assume any such contract, if Buyer elects to do so, and to assist Buyer in the preparation of any such reports or background materials needed for the preparation of any such reports. Said reports shall be made to the holders of these accounts and to the applicable federal and state regulatory agencies.

Section 11.06 Notices to Depositors.

(a)       Seller shall provide Buyer an intermediate customer list of the Deposit accounts to be assumed by Buyer pursuant to this Agreement, together with a tape thereof, as of month-end prior to the scheduled Seller mailing referred to in Section 11.06(b) below. Seller shall provide Buyer a final customer list of the Deposits transferred as of the Closing Date pursuant to this Agreement with the data processing tapes.

(b)       After receipt of all regulatory approvals and, with the non-objection of the Regulators, if required, at least five (5) Business Days before the Closing Date but only after the waiver or satisfaction of all conditions to Closing (other than deliveries), Seller shall mail notification to the holders of the Deposits to be assumed that, subject to closing requirements, Buyer will be assuming the Liability for the Deposits; provided, however, such notice shall be given to the holders of IRAs at least thirty (30) days prior to the Closing Date. The notification(s) will be based on the list referred to in Section 11.06(a) above and a listing of the new accounts opened by Seller since the date of said list. Seller shall provide Buyer with the documentation of said listing up to the date of Seller’s mailing. Buyer shall send notification(s) to the same holders either together with Seller’s mailing, (in which case Buyer shall pay the costs of such mailing and Buyer shall not delay the timing of such mailing), or within three (3) days after Seller’s notification setting out the details of its administration of the assumed accounts. Each party shall obtain the approval of the other on its notification letter(s), which approval shall not be unreasonably withheld or delayed. Except as otherwise provided herein, each party will be responsible for the cost of its own mailing.

Section 11.07 Card Processing and Overdraft Coverage.

(a)       Seller will provide Buyer with a list of ATM and debit card holders no later than eight (8) Business Days after receipt of all necessary approvals of the Regulators; provided, however, Buyer shall not use such list to contact the card holders without prior consent of the Seller.

(b)       All of Seller’s customers with overdraft coverage shall be provided similar overdraft coverage, if available, by Buyer after the Closing, and if not available, Buyer will provide written notice to any affected customers.

Section 11.08 Taxpayer Information. Seller shall deliver to Buyer within three (3) Business Days after the Closing Date: (i) TINs (or record of appropriate exemption) for all holders of Deposit accounts acquired by Buyer pursuant to this Agreement; and (ii) all other information in Seller’s possession or reasonably available to Seller required by applicable Law to be provided to the IRS with respect to the Assets and Deposit accounts transferred pursuant to this Agreement and the holders thereof, except for such information which Seller will report pursuant to Section 11.03 of this Agreement (collectively, the “Taxpayer Information”). Seller hereby certifies that such information, when delivered, shall accurately reflect the information provided by Seller’s customers.

Section 11.09 UCC Financing Statement Dates. Seller shall deliver to Buyer within five (5) Business Days prior to the Closing Date: (i) a list of UCC-1 financing statement filing dates for open Loans; and (ii) a list of UCC-3 financing statement filing dates for open Loans.

Section 11.10 Taxes; Transfer Charges. The taxes on the transfer of the Seller Real Estate shall be borne by the Party responsible pursuant to applicable Law; provided, however, that to the extent applicable Law is silent on responsibility, and absent common practice and custom, the responsibility for such taxes shall be split equally by Buyer and Seller. All other transfer, documentary, sales, use, stamp, registration and other similar taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest), incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Seller, and the Seller shall file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable Law, Buyer shall join in the execution of any such tax returns and other documentation.

Section 11.11 Prorations and Adjustments. The following shall be pro-rated between Buyer and Seller as of the Closing Date (collectively, the “Real Estate Prorations”): (a) all real estate taxes and assessments with respect to the Seller Real Estate based on the tax year of the municipality in which each parcel of Seller Real Estate is located; and (b) charges for water, fuel, gas, electricity and other utilities, as applicable, and all rentals under the Leasehold Interests.

Section 11.12 Reserved.

Section 11.13 Representation and Warranty Insurance Policy.

(a)       Prior to the Closing, the Buyer may obtain a representation and warranty insurance policy issued in the name of the Buyer in connection with this Agreement. Notwithstanding the foregoing, the Buyer acknowledges and agrees that (i) receipt of any such representation and warranty insurance policy is not a condition to Closing and (ii) the Buyer shall be responsible for all fees, expenses and premiums relating to any such representation and warranty insurance policy.

(b)       Any such representation and warranty insurance policy shall expressly provide that any right of any insurer thereunder or any other Person to subrogate or otherwise make, bring or initiate any proceeding against Seller or Holding Company or based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, shall be limited to claims of fraud, willful misconduct or intentional misrepresentation and that all other such claims are waived thereunder, and the Buyer shall not, and shall cause its Affiliates and Representatives not to, procure, or amend, waive or otherwise modify any representation and warranty insurance policy in any manner in connection with such waiver.

Article XII
GENERAL PROVISIONS

Section 12.01 Fees and Expenses. Except as expressly provided herein, each party to this Agreement shall bear the cost of all of its fees and expenses incurred in connection with the preparation of this Agreement and consummation of the Transactions. Notwithstanding the foregoing, in any action between the parties hereto seeking enforcement of any of the terms and provisions of this Agreement, the Prevailing Party in such action shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and reasonable attorneys’ fees and expenses as determined by the court.

Section 12.02 No Third Party Beneficiaries. This Agreement is not intended nor should it be construed to create any express or implied rights in any third parties, except for the rights set forth in Section 8.01, Section 8.02, and Section 8.05. Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement; (ii) shall alter or limit the Buyer’s or any of its Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; (iii) is intended to confer upon any current or former employee of Seller any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) other than the Parties any right as a third party beneficiary of this Agreement.

Section 12.03 Notices. All notices, requests, demands, and other communication given or required to be given under this Agreement shall be in writing, duly addressed to the parties as follows or at such other address as any party may later specify by such written notice:

To Seller:	Generations Bank
20 East Bayard Street
Seneca Falls, New York 13148
Attn: Angela Krezmer, President and CEO
Email: angela.krezmer@mygenbank.com

To Holding Company:	Generations Bancorp NY, Inc.

20 East Bayard Street
Seneca Falls, New York 13148
Attn: Angela Krezmer, President and CEO
Email: angela.krezmer@mygenbank.com

With a copy to (which will not constitute notice):

Luse Gorman, PC
5335 Wisconsin Avenue, Suite 780
Washington, DC 20015
Attention:	Kip Weissman, Esq. or Steven Lanter, Esq.
Email:	kweissman@luselaw.com; slanter@luselaw.com

To Buyer:	ESL Federal Credit Union
225 Chestnut Street,
Rochester, NY 14604
Attn: Arline L. Bayó Santiago, Chief Administrative Officer
Email: asantiago@esl.org

and to:	ESL Federal Credit Union
225 Chestnut Street,
Rochester, NY 14604
Attn Emily Cohen, Associate General Counsel.
Email: ecohen@esl.org

With a copy to (which will not constitute notice):

Michael M. Bell
Honigman LLP
650 Trade Centre Way
Kalamazoo, Michigan 49002
Email: mbell@honigman.com

and to:

Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, NY 14604
Attn: Thomas R. Anderson
Email: tanderson@hselaw.com

Any such notice shall be deemed to have been duly given (a) on the date of delivery if delivered personally or by email (confirmation of receipt requested), (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day-service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if mailed by registered or certified mail (return receipt requested).

Section 12.04 Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties, and any attempted assignment in violation of this Section is void.

Section 12.05 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors or representatives.

Section 12.06 Governing Law. Subject to any applicable federal Law, this Agreement shall be governed in all respects by the Laws of the State of New York, without giving effect to any conflict of laws rules thereof that would require the application of the Laws of any other jurisdiction. Each of the Parties irrevocably submits to the jurisdiction of the state courts located in Monroe County, New York and the federal court located in the Western District of New York with respect to the interpretation and enforcement of the provisions of this Agreement and in respect of the Transactions, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each of the Parties hereby waives, and agrees not to assert, as a defense in any proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THE PARTIES HERETO EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION SHALL BE TRIED BY THE COURT WITHOUT A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

Section 12.07 Entire Agreement. This Agreement, together with the Disclosure Schedule and Exhibits hereto, and the Confidentiality Agreement contains all of the agreements of the parties to it with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest and expressly stating that it is an amendment of this Agreement.

Section 12.08 Headings. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

Section 12.09 Severability. If any paragraph, section, sentence, clause, or phrase contained in this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining paragraphs, sections, sentences, clauses, or phrases contained in this Agreement shall not be affected thereby.

Section 12.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege The waiver of any breach of any provision under this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

Section 12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature. No party hereto shall raise the use of electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic mail as a defense to the formation or enforceability of this Agreement and each such party forever waives any such defense.

Section 12.12 Force Majeure. No party shall be deemed to have breached this Agreement solely by reason of delay or failure in performance resulting from a natural disaster or other act of God; provided, however, the Parties hereby agree and acknowledge that the COVID-19 pandemic shall not be considered a force majeure event as contemplated by this Section 12.12. The parties agree to cooperate in an attempt to overcome such a natural disaster or other act of God and consummate the transactions contemplated by this Agreement, but if either party reasonably believes that its interests would be materially and adversely affected by proceeding, such party shall be excused from any further performance of its obligations and undertakings under this Agreement.

Section 12.13 Schedules. All information set forth in the Exhibits and the Disclosure Schedule hereto shall be deemed a representation and warranty of Seller as to the accuracy and completeness of such information in all material respects.

Section 12.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any covenants in this Agreement were not performed in accordance with their specific terms or otherwise were materially breached. It is accordingly agreed that, without the necessity of proving actual damages or posting bond or other security, the parties hereto shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to seek specific enforcement of the terms and provisions in addition to any other remedy to which they may be entitled, at law or in equity.

Section 12.15 Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, other than those contained in Section 7.16, Section 7.31, Section 10.02, Section 10.03 and in this Article XII of this Agreement, shall survive the termination of this Agreement if this Agreement is terminated prior to the Closing Date. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing Date, except for those covenants and agreements, which by their terms apply or are to be performed in whole or in part after the Closing, and in this Article XII.

Section 12.16 Transfer Charges and Assessments. Except as otherwise provided herein, all transfer, assignment, sales, conveyancing and recording charges, assessments and Taxes applicable to the sale and transfer of the Assets and the assumption of the Assumed Liabilities shall be paid and borne by the Seller.

Section 12.17 Time of the Essence. Whenever performance is required to be made by a party under a specific provision of this Agreement, time shall be of the essence.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS HEREOF, the parties hereto have duly authorized and executed this Agreement as of the date first above written.

BUYER:

ESL Federal Credit Union

By: /s/ Faheem A. Masood
Name: Faheem A. Masood
Its: President & Chief Executive Officer

SELLER:

Generations Bank

By: /s/ Angela M. Krezmer
Name: Angela M. Krezmer
Title: President and CEO

HOLDING COMPANY:

Generations Bancorp NY, Inc.

By: /s/ Angela M. Krezmer
Name: Angela M. Krezmer
Title: President and CEO